                                                                     EXHIBIT 2.1

================================================================================
                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER

                                      Among

                         TravelCenters of America, Inc.,

                          TCA Acquisition Corporation,

                        Clipper Capital Associates, L.P.,

                            National Partners, L.P.,

                          National Partners III, L.P.,

                            Clipper/Merchant I, L.P.,

                      Olympus Private Placement Fund, L.P.,

                                       and

                          Olympus Growth Fund II, L.P.

                                  May 31, 2000

================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I DEFINITIONS.............................................................................................1
         Section 1.01. Certain Definitions........................................................................1
         Section 1.02. Additional Definitions.....................................................................6

ARTICLE II THE MERGER.............................................................................................8
         Section 2.01. The Merger.................................................................................8
         Section 2.02. Effect of Merger...........................................................................9
         Section 2.03. Additional Actions.........................................................................9
         Section 2.04. Certificate of Incorporation By-laws, Directors and Officers of the Surviving Corporation..9
         Section 2.05. Effect of Merger on Capital Stock of Constituent Corporations.............................10
         Section 2.06. Effect of Merger on Company Stock Options and Warrants....................................12

ARTICLE III PAYMENT OF MERGER CONSIDERATION......................................................................13
         Section 3.01. Merger Consideration......................................................................13
         Section 3.02. Post-Closing Adjustment of Merger Consideration...........................................14
         Section 3.03. Escrow Agreement and Escrow Fund..........................................................17
         Section 3.04. Exchange of Certificates Representing Company Securities..................................18
         Section 3.05. Treatment of Dissenting Shares............................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................20
         Section 4.01. Organization..............................................................................20
         Section 4.02. Subsidiaries..............................................................................21
         Section 4.03. Capitalization............................................................................21
         Section 4.04. Authorization.............................................................................22
         Section 4.05. No Violation..............................................................................22
         Section 4.06. Approvals.................................................................................22
         Section 4.07. Periodic SEC Filings, Financial Statements; Capital Expenditures..........................23
         Section 4.08. Absence of Certain Transactions...........................................................24
         Section 4.09. Taxes.....................................................................................25
         Section 4.10. Litigation................................................................................27
         Section 4.11. Environmental Matters.....................................................................28
         Section 4.12. Title to Property.........................................................................29
         Section 4.13. Condition of Property.....................................................................30
         Section 4.14. Contracts.................................................................................30
         Section 4.15. Employee and Labor Matters and Plans......................................................30
         Section 4.16. Insurance Policies........................................................................32
         Section 4.17. Intellectual Property.....................................................................33
         Section 4.18. Permits...................................................................................34
         Section 4.19. Compliance with Laws......................................................................34
         Section 4.20. Brokerage Fees............................................................................34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................35
         Section 5.01. Organization..............................................................................35
         Section 5.02. Authorization.............................................................................35


         Section 5.03. No Violation..............................................................................35
         Section 5.04. Approvals.................................................................................36
         Section 5.05. Available Funds...........................................................................36
         Section 5.06. Brokerage Fees............................................................................36

ARTICLE VI COVENANTS.............................................................................................37
         Section 6.01. Interim Operations of the Company.........................................................37
         Section 6.02. Access to Information; Cooperation........................................................39
         Section 6.03. Consents and Approvals....................................................................39
         Section 6.04. Employment Matters........................................................................39
         Section 6.05. Publicity.................................................................................40
         Section 6.06. Notification of Certain Matters...........................................................40
         Section 6.07. Directors' and Officers' Indemnification..................................................41
         Section 6.08. [RESERVED]................................................................................41
         Section 6.09. Stockholder Approval......................................................................41
         Section 6.10. [RESERVED]................................................................................42
         Section 6.11. Additional Agreements.....................................................................42
         Section 6.12. [RESERVED]................................................................................42
         Section 6.13. Litigation................................................................................42
         Section 6.14. No Adverse Change in Financial Commitments................................................42
         Section 6.15. Stockholder Vote..........................................................................42
         Section 6.16. Rollover Participation....................................................................43
         Section 6.17. Joinder Agreement.........................................................................44

ARTICLE VII CONDITIONS...........................................................................................44
         Section 7.01. Conditions to the Obligations of All Parties..............................................44
         Section 7.02. Conditions to the Obligations of Purchaser................................................44
         Section 7.03. Conditions to the Obligations of the Company..............................................45

ARTICLE VIII INDEMNIFICATION.....................................................................................46
         Section 8.01. Survival of Representations and Warranties................................................46
         Section 8.02. Indemnification of the Surviving Corporation..............................................46
         Section 8.03. Indemnification by the Surviving Corporation..............................................47
         Section 8.04. Indemnification Baskets and Other Limitations.............................................47
         Section 8.05. Indemnification Caps......................................................................47
         Section 8.06. Indemnification of Third-Party Claims.....................................................47
         Section 8.07. Net Insurance and Other Indemnification...................................................48
         Section 8.08. Source of Funds; Exclusivity of Indemnification...........................................49

ARTICLE IX CLOSING; TERMINATION..................................................................................49
         Section 9.01. Closing...................................................................................49
         Section 9.02. Termination...............................................................................49
         Section 9.03. Effect of Termination.....................................................................50

ARTICLE X GENERAL PROVISIONS.....................................................................................50
         Section 10.01. Costs and Expenses.......................................................................50
         Section 10.02. Notices..................................................................................50
         Section 10.03. Stockholders' Representative and Certain Other Matters...................................52
         Section 10.04. Counterparts.............................................................................53


         Section 10.05. Entire Agreement.........................................................................53
         Section 10.06. Governing Law; Exclusive Jurisdiction....................................................53
         Section 10.07. Third Party Rights; Assignment...........................................................53
         Section 10.08. Waivers and Amendments...................................................................53
         Section 10.09. Schedules................................................................................54
         Section 10.10. Enforcement..............................................................................54

                                                                     EXHIBIT 2.1

                 RECAPITALIZATION AGREEMENT AND PLAN OF MERGER

         This RECAPITALIZATION AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated May 31, 2000, among TravelCenters of America, Inc., a Delaware corporation (the "COMPANY"), TCA Acquisition Corporation, a Delaware corporation ("PURCHASER"), Clipper Capital Associates, L.P., a Delaware limited partnership ("CLIPPER"), National Partners, L.P., a Delaware limited partnership, National Partners III, L.P., a Delaware limited partnership, Clipper/Merchant I, L.P., a Delaware limited partnership, Olympus Private Placement Fund, L.P., a Delaware limited partnership, Olympus Growth Fund II, L.P., a Delaware limited partnership (each of the foregoing (other than the Company or Purchaser), a "STOCKHOLDER," and collectively, the "STOCKHOLDERS"), and Clipper in its capacity as the "STOCKHOLDERS REPRESENTATIVE."

         WHEREAS, the Board of Directors of each of Purchaser and the Company have approved the merger of Purchaser with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger; and

         WHEREAS, the Stockholders own in excess of 70% of the voting power of the Company and are parties to this Agreement solely (other than Clipper, which is also acting as Stockholders Representative hereunder) for purposes of Sections 6.05, 6.11, 6.15 and 6.16 and Article X.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and subject to the satisfaction or waiver of the conditions hereof, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

SECTION 1.01.  CERTAIN DEFINITIONS.

         Certain terms used in this Agreement and the Schedules hereto are defined as follows:

         "APPLICABLE TIME" shall mean the earlier of July 31, 2000 or the Effective Time.

         "CLOSING DATE" shall mean the date on which the Closing occurs.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY CLOSING COSTS" shall mean any and all costs and expenses of the Company or its affiliates incurred in connection with, or as a result of or related to, the sale process with respect to the Company (including due diligence related activities), the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, including, but not limited to, (i) the fees and expenses of all professional advisors, investment bankers, brokers, accountants, attorneys, consultants, engineers, representatives (including fees or expenses payable to any Stockholder of the Company (including the fees payable described on SCHEDULE 4.20)), employees of the Company and (ii) all management bonus and similar payments required to be made as a result of the consummation of the transactions pursuant hereto, including all Senior Management Incentive Bonus payments required pursuant to the Key Executive Employment Agreements and all payments required under the Success Bonus Letters; PROVIDED, HOWEVER, Company Closing Costs shall not include any Special Costs.

         "COMPANY COMMON STOCK" shall mean the Common Stock, $.01 par value per share, of the Company.

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; PROVIDED, HOWEVER, that no Company Material Adverse Effect shall be deemed to have occurred as a result solely of any change in general economic conditions affecting generally the industry in which the Company and its Subsidiaries competes and general market conditions in the United States.

         "COMPANY PREFERRED STOCK" shall mean the Preferred Stock, $.01 par value per share, of the Company which has been divided into four series: (i) Convertible Preferred Stock, Series I, (ii) Convertible Preferred Stock, Series II, (iii) Senior Convertible Participating Preferred Stock, Series I, and (iv) Senior Convertible Participating Preferred Stock, Series II.

         "COMPANY STOCK" shall mean all shares of the Company's capital stock authorized, issued or outstanding prior to the Effective Time, of whatever class or series, including, without limitation, all of the Company Common Stock and Company Preferred Stock of the Company.

         "COMPANY SUBSIDIARY" shall mean any Subsidiary of the Company.

         "EFFECTIVE TIME" shall mean the time the Certificate of Merger is filed with the Secretary of State.


         "ENVIRONMENTAL LAW" shall mean any and all Laws of any Governmental Entity relating to (i) protection of natural resources, the environment or human health (as relating to the environment or the work place), (ii) Hazardous Materials generation, handling, treatment, storage, disposal or transportation, or (iii) exposure to Hazardous Materials. The term "ENVIRONMENTAL LAW" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section Section 651 et seq., The Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Superfund Amendment and Reauthorization Act, 42 U.S.C. Section 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.

         "ENVIRONMENTAL PERMIT" shall mean any license, permit or registration required by any Environmental Law for the operation of business of the Company or any Company Subsidiary.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company would be deemed to be a `single employer' within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

         "ESTIMATED $33.30 OPTION SPREAD" shall mean the aggregate amount to which the holders of $33.30 Company Stock Options and the Freightliner Options are entitled based upon the Estimated Per Share Merger Consideration pursuant to
Section 3.01.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FREIGHTLINER" shall mean Freightliner LLC, a Delaware limited liability company (formerly known as Freightliner Corporation).

         "FREIGHTLINER OPTION" shall mean Freightliner's option to purchase up to 100,000 shares of Company Common Stock pursuant to that certain Investment and Option Agreement dated July 21, 1999 between the Company and Freightliner.

         "FREIGHTLINER OPTION EXERCISE PRICE" shall be an amount equal to the amount provided for in the Freightliner Option.

         "FULLY DILUTED BASIS" means, when used with respect to the outstanding number of shares of capital stock of the Company as of any date, the sum of (i) all shares of Company Stock outstanding on that date PLUS (ii) the number of shares of Common Stock issuable upon the exercise, exchange or conversion of the Company Stock Options, the Company Warrants and the Freightliner Option.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign court, administrative agency or commission, court or other governmental authority or instrumentality or subdivision thereof.

         "HAZARDOUS MATERIALS" shall mean any chemical, waste, pollutant, or contaminant that is regulated or that is subject to remedial obligations under any Environmental Law including petroleum and petroleum products (including oil, gasoline and diesel fuel) asbestos and polychlorinated biphenyls.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" means, with respect to the Company and the Company Subsidiaries, without duplication and exclusive of intercompany Indebtedness, all indebtedness for borrowed money, including without limitation, the aggregate principal amount of, and any accrued interest (and original issue discount) and applicable prepayment charges or premiums (including any "make-whole" or similar premium or penalty payable in connection with redemption or otherwise extinguishing such indebtedness whether or not then due) with respect to all borrowed money, purchase money financing and capitalized lease obligations; PROVIDED, HOWEVER, that in the case of capital lease obligations, "Indebtedness" shall not include any lease that is treated by the Company or any Company Subsidiary as an operating lease.

         "INTEREST FACTOR" means an amount equal to the Merger Consideration (calculated excluding the Interest Factor) times an interest rate of fifteen percent (15%) per annum for the period, if any, from August 1, 2000 to the Effective Time.

         "IRS" shall mean the United States Internal Revenue Service, or any successor agency thereto.

         "JUDGMENT" shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions (temporary, preliminary or permanent), decrees or awards of any Governmental Entity.

         "KNOWLEDGE" in the phrase "TO ITS KNOWLEDGE" or a similar phrase, when used to qualify a representation of a party, shall be deemed to be that knowledge actually held by the individuals listed on SCHEDULE 1.01(a) hereto, if the Company is making such representation, at the time such representation is made, in all cases, after the individual whose knowledge is in question has satisfied himself or herself with respect to the subject matter thereof (it being understood and agreed that no listed individual shall have responsibility to make investigation with respect to subject matter areas beyond the scope of such individual's responsibilities within the Company).

         "LAW" shall mean all laws (whether statutory or otherwise), ordinances, rules, regulations and Judgments of all Governmental Entities.

         "LIABILITIES" shall mean any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be disclosed in the SEC Filings.

         "LIEN" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset.

         "MERRILL LYNCH SYNTHETIC LEASE" shall mean the Agreement for Lease, dated September 9, 1999, among TCA Network Funding Limited Partnership, TA Operating Corporation and National Auto/Truckstops, Inc. and the related Lease Agreement, dated

September 9, 1999, among TCA Network Funding Limited Partnership, TA Operating Corporation and National Auto/Truckstops, Inc.

         "PERMITS" shall mean all franchises, licenses, authorizations, approvals, permits (excluding Environmental Permits), consents or other rights granted by any Governmental Entity and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company and the Company Subsidiaries as currently conducted or used.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.

         "PURCHASER CLOSING COSTS" shall mean any and all costs and expenses of Purchaser or its affiliates incurred in connection with, or as a result of, the negotiation, preparation, execution and closing of the transactions contemplated hereby, including, but not limited to, the fees and expenses of all professional advisors, investment bankers, brokers, accountants, attorneys, consultants, engineers, representatives, employees, etc. of Purchaser or its affiliates.

         "PURCHASER MATERIAL ADVERSE EFFECT" shall mean any change or effect that is materially adverse to the business, financial condition or results of operations of the Purchaser; PROVIDED, HOWEVER, that no Purchaser Material Adverse Effect shall be deemed to have occurred as a result solely of any general economic conditions affecting generally the industry in which Purchaser competes and general market conditions in the United States.

         "PROCEEDING" shall mean any action, claim, suit, or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

         "REQUISITE REGULATORY APPROVALS" shall mean all permits, approvals, filings and consents required to be obtained or made, and all waiting periods required to expire prior to the Merger under applicable Laws, including without limitation notifications, approvals and filings pursuant to the HSR Act.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SERIES I CONVERTIBLE PREFERRED STOCK" shall mean the series of Company Preferred Stock designated Convertible Preferred Stock, Series I.

         "SERIES I SENIOR CONVERTIBLE PARTICIPATING PREFERRED STOCK" shall mean the series of Company Preferred Stock designated Senior Convertible Participating Preferred Stock, Series I.

         "SERIES II CONVERTIBLE PREFERRED STOCK" shall mean the series of Company Preferred Stock designated Convertible Preferred Stock, Series II.

         "SERIES II SENIOR CONVERTIBLE PARTICIPATING PREFERRED STOCK" shall mean the series of Company Preferred Stock designated Senior Convertible Participating Preferred Stock, Series II.

         "SPECIAL COSTS" shall mean any and all out-of-pocket costs and expenses, as specifically requested or approved by Purchaser in writing, (i) paid by the Company or any Company Subsidiary prior to the Applicable Time or
(ii) accrued by the Company or any Company Subsidiary on the Actual Balance Sheet, in order for the Company or any Company Subsidiary to comply with its obligations pursuant to the third sentence of Section 6.02.

         "STOCKHOLDER APPROVAL" shall mean the adoption and approval of this Agreement and the Merger by the affirmative vote of or the written consent by the holders of a majority of outstanding shares of all classes of the Company Stock (other than the Series II Convertible Preferred Stock and Series II Senior Convertible Participating Preferred Stock) voting together as a single class.

         "SUBSIDIARY" shall mean, in respect of any specified Person, any company or other entity of which 50% or more of the outstanding share capital or other equity interest is owned, directly or indirectly, by such specified Person.

         "SUCCESS BONUS LETTERS" shall mean those letter agreements between TA Operating Corporation and certain select employees that provide for the payment of success bonuses upon the consummation of the transaction pursuant hereto. For the purposes hereof, the Success Bonus Letters shall include those letter agreements dated as of May 26, 2000 with the employees listed on EXHIBIT C attached hereto.

         "SURVIVING CORPORATION COMMON STOCK" shall mean the common stock of the Surviving Corporation, as provided in Section 3.01(b).

         "TARGET NET ASSET VALUE" shall mean $472,043,000.00.

         "$33.30 COMPANY STOCK OPTIONS" shall mean Company Stock Options the exercise price of which is $33.30.

         SECTION 1.02. ADDITIONAL DEFINITIONS.

         The following terms shall have the respective meanings specified in the indicated Sections of this Agreement:


                  Defined Term                                              Section Defined in
                  ------------                                              ------------------
                  Accounting Firm                                           3.02(b)
                  Actual Balance Sheet                                      3.02(a)
                  Actual Net Asset Value                                    3.02(a)
                  Agreed Rollover Shares                                    6.16
                  Agreement                                                 Preamble
                  Basket Amount                                             8.04
                  Beneficial Owner                                          6.08


                  Defined Term                                              Section Defined in
                  ------------                                              ------------------
                  Cap                                                       8.05
                  Certificate of Merger                                     2.01
                  Certificates                                              3.04(a)
                  Chase                                                     5.05
                  Clipper                                                   Preamble
                  Closing                                                   9.01
                  Company                                                   Preamble
                  Company Intellectual Property                             4.17
                  Company Litigation                                        4.10
                  Company Securities                                        3.02(b)
                  Company Stock Option Exercise Price                       2.06(a)
                  Company Stock Options                                     2.06(a)
                  Company Warrant Exercise Price                            2.06(b)
                  Company Warrants                                          2.06(b)
                  Confidentiality Agreement                                 6.02
                  Constituent Corporations                                  2.01
                  Contracts                                                 4.14
                  Covered Party                                             6.07
                  CSFB                                                      5.05
                  D&T                                                       3.02(b)
                  DGCL                                                      2.02
                  Dissenting Shares                                         2.05(d)
                  Employee Plan                                             4.15
                  Enterprise Value                                          3.01
                  Equity Commitment Letter                                  5.05
                  Escrow Agent                                              3.03
                  Escrow Agreement                                          3.03
                  Escrow Amount                                             3.03
                  Escrow Fund                                               3.03
                  Estimated Merger Consideration                            3.01
                  Estimated Per Share Merger Consideration                  3.01
                  Estimated $33.30 Option Spread Escrow Account             3.03
                  Excess Payment                                            3.02(c)
                  Exchange Agent                                            3.04(a)
                  Exchange Fund                                             3.04(a)
                  Financial Commitments                                     5.05
                  Indemnification Escrow Account                            3.03
                  Indemnified Party                                         8.06
                  Indemnifying Party                                        8.06
                  Intellectual Property                                     4.17
                  Intellectual Property License                             4.17
                  Joinder Agreement                                         6.17
                  Key Executive Employment Agreements                       7.03(c)
                  Leased Premises                                           4.12(a)


                  Defined Term                                              Section Defined in
                  ------------                                              ------------------
                  Liability Termination Date                                8.01
                  Losses                                                    8.02
                  Management Stockholders                                   7.02(e)
                  Merger                                                    Recitals
                  Merger Consideration                                      3.01
                  Net Asset Statement                                       3.02(a)
                  Net Asset Value Escrow Account                            3.03
                  Notice of Disagreement                                    3.02(b)
                  Other Holders                                             10.03(a)
                  Owned Property                                            4.12(a)
                  Parent                                                    5.05
                  Parent Investment                                         6.16
                  Payment Shortfall                                         3.02(c)
                  Per Share Merger Consideration                            3.01
                  Purchaser                                                 Preamble
                  Recipient(s)                                              3.02(c)
                  Rollover Company Stock                                    6.16
                  SEC Filings                                               4.07
                  Secretary of State                                        2.01
                  Share Certificate                                         3.02
                  Stockholders                                              Preamble
                  Stockholders' Representative                              Preamble
                  Surviving Corporation                                     2.01
                  Surviving Corporation Party                               8.02
                  Tax Returns                                               4.09
                  Taxes                                                     4.09
                  Total Escrow Amount                                       3.03
                  Warrant Holders                                           2.06(b)

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. THE MERGER.

         At the Effective Time, subject to the terms and conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company being the surviving corporation (following the Merger, the "SURVIVING CORPORATION"). The Company and Purchaser are sometimes collectively referred to as the "CONSTITUENT CORPORATIONS." The Merger shall be effective when a properly executed Certificate of Merger, together with any other documents required by the laws of the State of Delaware to effectuate the Merger (collectively, the "CERTIFICATE OF MERGER"), shall be filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE"), which filing shall be made on the Closing Date, as provided for in Section 9.01.

         SECTION 2.02. EFFECT OF MERGER.

         By virtue of the Merger, as of the Effective Time, all rights, privileges, immunities, powers and purposes of the Company and Purchaser, and all the property, real and personal, including, without limitation, causes of action, and every other asset of the Company and Purchaser, shall vest in the Surviving Corporation, without any further act or deed, and the separate existence of Purchaser shall cease and the corporate existence of the Company as the Surviving Corporation and a corporation organized under the DGCL shall continue unaffected and unimpaired by the Merger. The Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of the Company and Purchaser. No liability or obligation due or to become due, and no claim or demand for any cause of action existing against either the Company or Purchaser, or any stockholder, officer or director thereof, shall be released or impaired by the Merger. No Proceeding, whether civil or criminal, then pending by or against either the Company or Purchaser or any stockholder, officer or director thereof, shall abate or be discontinued as a result of or by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such Proceeding in place of either the Company or Purchaser.

         SECTION 2.03. ADDITIONAL ACTIONS.

         If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under, any of the rights, properties or assets of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise carry out the purposes of this Agreement, the Company and its officers and directors and Purchaser and its officers and directors shall be deemed to have granted the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title, properties or assets in the Surviving Corporation or to otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and of Purchaser or otherwise to take any and all such actions.

         SECTION 2.04. CERTIFICATE OF INCORPORATION BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

         (a) From and after the Effective Time, the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until altered, amended or repealed in accordance with applicable Law and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "THE NAME OF THE CORPORATION IS TRAVELCENTERS OF AMERICA, INC."

         (b) From and after the Effective Time, the By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with applicable Law.

         (c) From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation to serve until such time as their successors have been elected and have qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and applicable Law.

         (d) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation to serve until such time as their successors have been elected and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and applicable Law.

         SECTION 2.05. EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any class of capital stock of the Constituent Corporations, the following shall occur:

         (a) CONVERSION OF COMPANY STOCK. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (w) shares of Rollover Company Stock, (x) shares of Company Stock held by Purchaser, (y) shares to be canceled pursuant to Section 2.05(c), and (z) Dissenting Shares), shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash (without interest) from the Surviving Corporation as follows:

                  (i) in respect of each share of Company Common Stock, an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Company Common Stock;

                  (ii) in respect of each share of Series I Convertible Preferred Stock, an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Series I Convertible Preferred Stock;

                  (iii) in respect of each share of Series II Convertible Preferred Stock, an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Series II Convertible Preferred Stock;

                  (iv) in respect of each share of Series I Senior Convertible Participating Preferred Stock, an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Series I Senior Convertible Participating Preferred Stock; and

                  (v) in respect of each share of Series II Senior Convertible Participating Preferred Stock, an amount equal to the Per Share Merger Consideration payable to the holder thereof, without interest thereon, upon the surrender of the certificate previously representing such share of Series II Senior Convertible Participating Preferred Stock.

Notwithstanding the foregoing, a portion of the Merger Consideration payable to each holder of shares of Company Stock shall be deposited into the Escrow Fund and distributed therefrom in accordance with Section 3.03.

         (b) SHARES OF PURCHASER. Each share of the common stock, $.01 par value per share, of Purchaser, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser or any other Person, be converted into one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

         (c) TREASURY SHARES OF COMPANY. All shares of Company Stock that are owned by the Company as treasury stock shall, at the Effective Time, be canceled and retired and shall cease to exist without any consideration payable therefor.

         (d) SHARES OF DISSENTING STOCKHOLDERS.

                  (i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has properly exercised such holder's appraisal rights (the "DISSENTING SHARES") under the DGCL shall not be converted into the right to receive the consideration provided for in this Section 2.05, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in this Section 2.05.

                  (ii) The Company shall give Purchaser prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by the Company. The Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

                  (iii) Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

         (e) STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock on the records of the Company. If, after the Effective Time, certificates previously representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash pursuant to the provisions of this Section 2.05.

         (f) CANCELLATION AND RETIREMENT OF SHARES OF COMPANY STOCK. At and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (except for shares of Rollover Company Stock) shall cease to have any rights as stockholders of the Company, except the right to receive the cash into which their shares of Company Stock have been converted by the Merger as provided in Section 2.05(a).

         SECTION 2.06. EFFECT OF MERGER ON COMPANY STOCK OPTIONS AND WARRANTS.

         (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Options (as defined below)) shall adopt such resolutions or take such other commercially reasonable actions as may be required to adjust the terms of all outstanding stock options to purchase Company Common Stock granted under the National Auto/Truckstops Holdings Corporation 1993 Stock Incentive Plan and the TravelCenters of America, Inc. 1997 Stock Incentive Plan (collectively, the "COMPANY STOCK OPTIONS") to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall vest as a consequence of the Merger and shall be canceled in exchange for the payment by the Surviving Corporation to the holder thereof immediately following the Effective Time (subject to any applicable withholding taxes and subject to the deposit of a portion of such cash into the Escrow Fund in accordance with Section 3.03) of an amount in cash equal to (1) the total number of shares of Company Common Stock subject to such Company Stock Options held by such holder MULTIPLIED BY (2) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Stock subject to such Company Stock Option held by such holder (such exercise price, the "COMPANY STOCK OPTION EXERCISE PRICE").

         (b) As soon as practicable following the date of this Agreement, the Company shall take commercially reasonable action to obtain the consent of (i) Barclays Bank PLC, under the Warrant dated April 14, 1993 for 11,026 shares of Company Common Stock, (ii) Olympus Private Placement Fund, under the Warrant dated April 14, 1993 for 16,539 shares of Company Common Stock, and (iii) Kane & Co., as Trustee of First Plaza Group, under the Warrant dated May 17, 1999 for 100,641 shares of Company Common Stock (collectively the "WARRANT HOLDERS") to the modification of such Warrants (the "COMPANY WARRANTS"). The modification of the Company Warrants shall, if entered into, provide for the cancellation of the Company Warrants immediately prior to the Effective Time in exchange for the payment by the Surviving Corporation to each Warrant Holder of cash (subject to the deposit of a portion of such cash into the Escrow Fund in accordance with
Section 3.03) in an amount equal to (1) the number of shares of Company Common Stock subject to the Company Warrant held by such Warrant Holder MULTIPLIED BY
(2) the excess of the Per Share Merger Consideration over the per share exercise price set forth in the Company Warrant (such exercise price, the "COMPANY WARRANT EXERCISE PRICE"). In the event no such modification is entered into, Warrant Holders shall, pursuant to the Company Warrants, be entitled to receive, upon exercise thereof following the Effective Time, the same consideration that would have been received had such Company Warrants been exercised immediately prior to the Effective Time.

         (c) As soon as practicable following the date of this Agreement, the Company shall take commercially reasonable action to obtain the consent of Freightliner to a modification of the Freightliner Option so that it shall allow for the cancellation by Freightliner of the Freightliner Option immediately prior to the Effective Time in exchange for the payment by the Surviving Corporation to Freightliner of cash (subject to the deposit of a portion of such cash into the Escrow Fund in accordance with Section 3.03) in an amount equal to
(1) the number of shares of Company Common Stock subject to the Freightliner Option MULTIPLIED BY (2) the excess, if any, of the Per Share Merger Consideration over the Freightliner Option Exercise Price.

                                  ARTICLE III

                         PAYMENT OF MERGER CONSIDERATION

         SECTION 3.01. MERGER CONSIDERATION.

                  The "MERGER CONSIDERATION" shall be an amount equal to:

                  (i) Seven Hundred Thirty-One Million Dollars ($731,000,000.00) (the "ENTERPRISE VALUE"),

                  (ii) PLUS the aggregate sum of the Company Stock Option Exercise Price for all Company Stock Options,

                  (iii) PLUS the aggregate sum of the Company Warrant Exercise Price for all Company Warrants,

                  (iv)     PLUS the Freightliner Option Exercise Price,

                  (v) PLUS the aggregate amount of cash and cash equivalents held by the Company and the Company Subsidiaries immediately prior to the Applicable Time in excess of Ten Million Dollars ($10,000,000),

                   (vi)    PLUS an amount equal to the Interest Factor, if any,

                  (vii) PLUS, an amount equal to any Special Costs to the extent paid prior to the Applicable Time or accrued as a Liability on the Actual Balance Sheet,

                  (viii) MINUS the aggregate amount of Indebtedness of the Company and the Company Subsidiaries immediately prior to the Applicable Time,

                  (ix) PLUS OR MINUS, as the case may be, the amount of any upward or downward adjustment (if any) of the Merger Consideration, respectively, pursuant to Section 3.02 based on the difference between the Target Net Asset Value and the Actual Net Asset Value (as defined in
                           Section 3.02), and

                  (x) MINUS the amount of any Company Closing Costs to the extent paid or payable after the Applicable Time, except to the extent reflected as a Liability in the Actual Net Asset Value.

The "PER SHARE MERGER CONSIDERATION" shall be (A) the Merger Consideration DIVIDED BY (B) the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (calculated on a Fully Diluted Basis); PROVIDED, that for purposes of calculating the Merger Consideration and the Per Share Merger Consideration (and the Estimated Merger Consideration and the Estimated Per Share Merger Consideration referred to below), the Company Stock Option Exercise Price referred to in clause (ii) above with respect to $33.30 Company Stock Options (and the shares of Company Common Stock issuable upon exercise thereof) and the Freightliner Option Exercise Price referred to in clause (iv) above with respect to the Freightliner Option (and the shares of Company Common Stock issuable upon exercise thereof) (collectively, "EXCLUDED ITEMS"), shall not be taken into account, unless (i) the Per Share Merger Consideration (and the Estimated Per Share Merger Consideration), as determined without taking into account the Excluded Items, exceeds $33.30 and (ii) in the case of the Freightliner Option Exercise Price (and the shares of Company Common Stock issuable upon exercise thereof ), the modification referred in Section 2.06(c) is effected. The "ESTIMATED MERGER CONSIDERATION" and the "ESTIMATED PER SHARE MERGER CONSIDERATION" shall mean the Merger Consideration and the Per Share Merger Consideration, respectively, as estimated in good faith and agreed to in writing by Purchaser and the Company no more than three (3) days prior to the Closing.

         SECTION 3.02. POST-CLOSING ADJUSTMENT OF MERGER CONSIDERATION.

         (a) ACTUAL BALANCE SHEET AND NET ASSET STATEMENT. Within forty-five
(45) days following the Closing Date, the Surviving Corporation shall deliver to the Stockholders' Representative and the Escrow Agent an audited balance sheet of the Company and any Company Subsidiaries as of the close of business on the day immediately preceding the earlier of the Closing Date or August 1, 2000 prepared in accordance with GAAP applied in a manner consistent with the balance sheets described in Section 4.07 but without giving effect to any changes in accruals (including tax accruals with respect to the exercise or cancellation of Company Stock Options between January 1, 2000 and the Effective Time) for any items resulting from the transactions contemplated hereby (the "ACTUAL BALANCE SHEET"), and a statement (the "NET ASSET STATEMENT") that sets forth the Actual Net Asset Value, and the final calculation of the Merger Consideration. The "ACTUAL NET ASSET VALUE" shall be an amount equal to the Net Asset Value of the Company and Company Subsidiaries as reflected on the Actual Balance Sheet as determined in accordance with this Section 3.02 and shall be defined as (a) the current assets of the Company and the Company Subsidiaries, excluding (1) cash,
(2) cash equivalents, (3) receivables associated with the Merrill Lynch Synthetic Lease, and (4) any current or deferred income or franchise tax assets, MINUS (b) the current liabilities of the Company and the Company Subsidiaries, excluding (1) the current portion of any Indebtedness, (2) accrued liabilities for construction costs associated with the Merrill Lynch Synthetic Lease, (3) any current or deferred income or franchise tax liabilities included in current liabilities, and (4) any accrued interest related to Indebtedness, PLUS (c) the net book value of property and equipment, PLUS (d) investments in non-subsidiaries (which shall be valued at original cost) as disclosed in
SCHEDULE 3.02(a). In addition, the Actual Net Asset Value shall not take into account any Purchaser Closing Costs. The Surviving Corporation shall give the Stockholders'

Representative reasonable access to its books, records and employees in connection with the review by the Stockholders' Representative of the Actual Balance Sheet and the Net Asset Value Statement. In the course of preparing the Actual Balance Sheet and the Net Asset Value Statement, the Surviving Corporation may consult with the Stockholders' Representative in order to resolve any issues that otherwise might become the subject of a dispute under
Section 3.02(b). The Actual Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the accounting principles followed by the Company in the preparation of its consolidated financial statements for the year ended December 31, 1999 and shall reflect a pro rata portion of all known adjustments which would be required in a year-end closing of the books of the Company and the Company Subsidiaries.

         (b) DISPUTE RESOLUTION. The Stockholders' Representative may dispute the calculation of the Actual Net Asset Value or the calculation of the Merger Consideration set forth in the Net Asset Value Statement by delivering a written notice (a "NOTICE OF DISAGREEMENT") to the Surviving Corporation and the Escrow Agent within thirty (30) days following the delivery of the Net Asset Value Statement to the Stockholders' Representative. Any Notice of Disagreement delivered pursuant to this Section 3.02(b) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Stockholders' Representative reasonably and in good faith determines that the Actual Net Asset Value and/or the Merger Consideration set forth in the Net Asset Value Statement have not been determined in accordance with the guidelines and procedures set forth in this Agreement. If the Stockholders' Representative fails to deliver a timely Notice of Disagreement, the Surviving Corporation's calculation of the Merger Consideration (as reflected in the Net Asset Statement) shall be deemed the final Merger Consideration. During the thirty (30) days following the delivery of a Notice of Disagreement, the Surviving Corporation and the Stockholders' Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement and such final resolution shall be the final Merger Consideration. If at the end of such 30-day period, the parties are unable to resolve such dispute, the parties shall submit the dispute to Deloitte & Touche LLP ("D&T") or, if D&T is unavailable, another mutually satisfactory (to the Surviving Corporation and the Stockholders' Representative) independent "big-five" accounting firm (the "ACCOUNTING FIRM") for its review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make final determinations of the Actual Net Asset Value and the Merger Consideration in accordance with the guidelines and procedures set forth in this Agreement. If the parties are unable to mutually agree on the selection of the Accounting Firm, the Surviving Corporation and the Stockholders' Representative shall select a "big-five" accounting firm by lot (after excluding D&T, the independent public accountants of the Company and Purchaser) to serve as the Accounting Firm. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute with respect to any assets or liabilities as to which both the Stockholders' Representative and the Surviving Corporation have assigned values, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by the Stockholders' Representative, on the one hand, or by the Surviving Corporation, on the other hand, or less than the smallest value for such item assigned by the Stockholders' Representative, on the one hand, or by the Surviving Corporation, on the other hand. The Accounting Firm's determination will be based solely on presentations (including work papers) by the Stockholders' Representative and the Surviving Corporation or by their respective representatives which are in accordance with the guidelines and procedures set forth in this Agreement (I.E., not on the basis of an independent review). The determination of the Actual Net Asset Value and the Merger Consideration shall become final and binding on the parties and such determination of the Merger Consideration shall be deemed the final Merger Consideration on the date the Accounting Firm delivers to the Stockholders' Representative and the Surviving Corporation its final resolution in writing (and the parties will direct the Accounting Firm to complete its determination within thirty (30) days following the submission of the disputed matters to it). The fees and expenses of the Accounting Firm shall be shared equally by the Surviving Corporation, on the one hand, and the holders of shares of Company Stock (not including the shares of Rollover Company Stock), Company Stock Options (including, for this purpose, the $33.30 Company Stock Options only if the final Per Share Merger Consideration exceeds $33.30), the Company Warrants, and the Freightliner Option (only if the final Per Share Merger Consideration exceeds $33.30 and the modification referred to in Section 2.06(c) is effected) (collectively, the "COMPANY SECURITIES") on a pro rata basis based upon their respective percentages of the Merger Consideration, on the other hand; PROVIDED, that the holders of the $33.30 Company Stock Options shall not be required to pay more than the aggregate amount, if any, by which the final Per Share Merger Consideration exceeds $33.30 with respect to the $33.30 Company Stock Options and the holder of the Freightliner Option shall not be required to pay more than the aggregate amount, if any, by which the final Per Share Merger Consideration exceeds $33.30 with respect to the Freightliner Option, and any shortfall created by this proviso shall be borne by the other holders of Company Securities (on a pro rata) basis based upon their respective percentage interests in and to the final Merger Consideration. The portion of such fees and expenses payable by the holders of the Company Securities shall be paid using interest or other income earned on the funds deposited into the Escrow Fund to the extent such holders are entitled to such funds.

         (c) PAYMENT OF ADJUSTMENT TO MERGER CONSIDERATION.

                  (i) EXCESS PAYMENT. Subject to the penultimate sentence of this Section 3.02(c), if the Estimated Merger Consideration is GREATER THAN the Merger Consideration (an "EXCESS PAYMENT"), then an aggregate amount equal to such Excess Payment shall be distributed to the Surviving Corporation from the Net Asset Value Escrow Account and the Estimated $33.30 Option Spread Escrow Account (in each case, after deducting the applicable portion of the fees and expenses of the Accounting Firm (if any) in accordance with Section 3.02(b)), with the relative portion of such amount being distributed from each such account based on the total number of shares of Company Stock (calculated on a Fully Diluted Basis) in respect of which distributions from such accounts (if not made to the Surviving Corporation) are required to be made pursuant to the Escrow Agreement. Any remaining funds in the Net Asset Value Escrow Account and the Estimated $33.30 Option Spread Escrow Account (if any) shall be distributed to the holders of the Company Securities eligible to receive such distributions from such accounts as determined by the final Per Share Merger Consideration (such holders collectively, the "Recipients") pursuant to the Escrow Agreement. Subject to the penultimate sentence of this Section 3.02(c), if the Excess Payment exceeds the aggregate amount of the Net Asset Value Escrow Account and the Estimated $33.30 Option Spread Escrow Account, then each Recipient entitled to receive distributions from the Net Asset Value Escrow Account shall pay to the Surviving Corporation a pro rata amount of such excess relative to their interest in each account.

                  (ii) PAYMENT SHORTFALL. Subject to the penultimate sentence of this Section 3.02(c), if the Estimated Merger Consideration is less than the final Merger Consideration (a "PAYMENT SHORTFALL"), then each Recipient, as appropriate and depending upon such Recipient's interest in and to the Net Asset Value Escrow Account and the Estimated $33.30 Option Spread Escrow Account (if any), shall receive from such accounts (after deducting the applicable portion of the fees and expenses of the Accounting Firm in accordance with Section 3.02(b)) such Recipient's relative interest in the Payment Shortfall pursuant to the Escrow Agreement. In addition, in the event of a Payment Shortfall, the Surviving Corporation shall pay to the holders of Company Securities such excess based on their respective rights to receive the final Merger Consideration.

                  (iii) NO ADJUSTMENT, DISTRIBUTIONS. Notwithstanding the above, there shall not be any adjustment to the Merger Consideration pursuant to this
Section 3.02 if the difference between the Target Net Asset Value and the Actual Net Asset Value is equal to or less than One Hundred Thousand Dollars ($100,000); but if such difference exceeds One Hundred Thousand Dollars ($100,000) then the Merger Consideration shall be adjusted downward or upward, as the case may be, by the full amount of such difference (including the $100,000 threshold amount) on a dollar-for-dollar basis. The parties hereto agree that any and all distributions which are required to be made from the Net Asset Value Escrow Account and the Estimated $33.30 Option Spread Escrow Account under this Section 3.02 shall be made in accordance with the Escrow Agreement.

         SECTION 3.03. ESCROW AGREEMENT AND ESCROW FUND.

         At or prior to the Closing, the Surviving Corporation, the Stockholders' Representative and an escrow agent mutually acceptable to such parties (the "ESCROW AGENT") shall enter into an Escrow Agreement substantially in the form of EXHIBIT A attached hereto or in such other form consistent with the terms of this Agreement or as may be acceptable to the parties thereto (the "ESCROW AGREEMENT"). The Escrow Agreement shall provide for the creation of an escrow fund (the "ESCROW FUND") consisting of the sum of (i) Five Million Dollars ($5,000,000) of the Merger Consideration and (ii) the Estimated $33.30 Option Spread (the "TOTAL ESCROW AMOUNT"). The Escrow Fund shall consist of the following three (3) separate escrow accounts: (i) an escrow account containing Four Million Dollars ($4,000,000) of the Merger Consideration to be used to satisfy any downward adjustment of the Merger Consideration pursuant to Section
3.02 (the "NET ASSET VALUE ESCROW ACCOUNT"), (ii) an escrow account containing One Million Dollars ($1,000,000) of the Merger Consideration to be used to satisfy any indemnification claims under Section 8.02 and any payments required to be made under Section 3.05 (the "INDEMNIFICATION ESCROW ACCOUNT") and (iii) an escrow account containing the Estimated $33.30 Option Spread (the "ESTIMATED $33.30 OPTION SPREAD ESCROW ACCOUNT"). The Escrow Agreement shall contain provisions with respect to the timing and procedure of distributions of funds from each of such accounts. If the final Per Share Merger Consideration is less than $33.30, the Estimated $33.30 Option Spread Escrow Account shall be distributed to the Surviving Corporation. Holders of the $33.30 Company Stock Options and the Freightliner Option shall have no right or interest in and to the Net Asset Value Escrow Account with respect to the $33.30 Company Stock Options and the Freightliner Option and the holders of all other Company Securities shall have no right or interest in and to the Estimated $33.30 Option Spread Escrow Account. The Indemnification Escrow Account shall initially be funded by withholding from the Merger Consideration an amount otherwise payable to those holders of Company Securities having an interest in the Net Asset Value Escrow Account. Following determination of the final Merger Consideration, if the Recipients so choose (at the direction of the Stockholders' Representative), the Indemnification Escrow Account shall be adjusted to reflect that all Recipients shall contribute to such account based upon their relative rights to receive the final Merger Consideration; PROVIDED, HOWEVER, that the holders of the $33.30 Company Stock Options shall not be required to pay more than the aggregate amount, if any, by which the final Per Share Merger Consideration (net of any accounting fees payable by them under Section 3.02(b)) exceeds $33.30 with respect to the $33.30 Company Stock Options and the holder of the Freightliner Option shall not be required to pay more than the aggregate amount, if any, by which the final Per Share Merger Consideration (net of any accounting fees payable by them under Section 3.02(b)) exceeds $33.30 with respect to the Freightliner Options and any shortfall created by this proviso shall be borne by the remaining holders of Company Securities (on a pro rata basis) based upon their respective percentage interests in and to the final Merger Consideration.

         SECTION 3.04. EXCHANGE OF CERTIFICATES REPRESENTING COMPANY SECURITIES.

         (a) EXCHANGE AGENT. Immediately following the Effective Time (but in any event on the Closing Date), the Surviving Corporation shall deposit with an exchange agent selected by the Company and reasonably acceptable to Purchaser (the "EXCHANGE AGENT"), for the benefit of the holders of Company Securities, for exchange in accordance with this Agreement, an amount equal to (i) the Estimated Merger Consideration MINUS (ii) the Total Escrow Amount MINUS (iii) the product of (A) the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) and (B) the total number of Dissenting Shares (the "EXCHANGE FUND") (it being understood that any adjustment to the Estimated Merger Consideration pursuant to Section 3.02 shall be paid in accordance with such section). Immediately following the Effective Time (but in any event on the Closing Date), the Surviving Corporation shall deposit with the Escrow Agent the Total Escrow Amount, which shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate, certificates or instruments as of the Effective Time which immediately prior to the Effective Time represented Company Securities (the "CERTIFICATES"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor, which letter of transmittal shall include (i) representations of the holder for the benefit of the Surviving Corporation regarding title to the Company Securities (including a representation that the Company Securities are owned by such holder free and clear of Liens), due authorization to sell or transfer the Company Securities pursuant to the terms of this Agreement, and the absence of any conflicts or breaches by such holder in connection therewith, (ii) an agreement for the benefit of the Surviving Corporation that such holder shall pay to the Surviving Corporation such stockholders' pro rata portion of the amounts required to be paid pursuant to
Section 3.02(c) and Section 3.05 plus any cost of collection thereof, (iii) an agreement for the benefit of the Stockholders' Representative that such holder agrees to the terms of Section 10.03 and Clipper's designation as the Stockholders' Representative, and (iv) such other documents as may reasonably be required in connection with such surrender, in customary form to be agreed upon by the Company and Purchaser prior thereto.

         (b) EXCHANGE PROCEDURES.

                  (i) After the Effective Time (and, in the case of the $33.30 Company Stock Options and the Freightliner Option, after the final determination of the Merger Consideration pursuant to Section 3.02), each holder of Certificate(s) shall, upon surrender to the Exchange Agent of such Certificate(s) and a fully and properly completed letter of transmittal and acceptance thereof by the Exchange Agent, be entitled to receive the amount of the Merger Consideration into which such surrendered Certificate(s) have been converted or exchanged pursuant to this Agreement.

                  (ii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration into which such Certificates have been converted or exchanged pursuant to this Agreement. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such exchange that the Certificate so surrendered shall properly be endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required, or establish to the satisfaction of the Company or its transfer agent that such taxes have been paid or are not applicable.

                  (iii) Until surrendered as contemplated by Section 3.04(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which such Certificate has been converted or exchanged pursuant to this Agreement. No interest will be paid or will accrue on any cash payable as Merger Consideration.

         (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY SECURITIES. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Securities represented thereby.

         (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months following the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Securities who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of any claim for Merger Consideration.

         (e) NO LIABILITY. None of the Surviving Corporation, Purchaser or the Exchange Agent shall be liable to any Person in respect of any cash or other assets from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the later of (i) twelve months after the Effective Time and (ii) immediately prior to the date on which any cash or other assets, if any, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash or other assets in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

         (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the cash included in the Exchange Fund in a money market deposit account selected by the Company prior to the Closing. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

         SECTION 3.05. TREATMENT OF DISSENTING SHARES.

         In the event that any holder of Company Stock immediately prior to the Effective Time has properly exercised the right to obtain an appraisal of such shares of Company Stock in accordance with the DGCL, and the appraisal of the Delaware Court of Chancery (as required by the DGCL) indicates that the fair value per share of such Dissenting Shares exceeds the final Per Share Merger Consideration, then each Recipient shall pay to the Surviving Corporation (i) a pro rata amount (based on the total number of issued and outstanding shares of Company Stock immediately prior to the Effective Time) of such excess (taking into account all such Dissenting Shares) PLUS (ii) all costs of collection, including attorneys fees, of the Surviving Corporation in connection with obtaining the funds from each Recipient. In the event any such appraisal is finally determined and the amount thereof is paid by the Surviving Corporation prior to the Liability Termination Date, the Surviving Corporation, at its option, may elect to receive any payment to which it is entitled pursuant to the preceding sentence by way of a distribution from the Indemnification Escrow Account (to the extent of available funds therein). In no event shall the Recipients be required to make any such payment to the Surviving Corporation in respect of Dissenting Shares representing more than five percent (5%) of the outstanding shares of Company Stock immediately prior to the Effective Time, whether or not Purchaser waives the satisfaction of the conditions set forth in
Section 7.02(g).

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Purchaser as follows:

         SECTION 4.01. ORGANIZATION.

         Each of the Company and each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.02. SUBSIDIARIES.

         SCHEDULE 4.02 sets forth a list, as of the date hereof of (a) all Company Subsidiaries and (b) all other entities in which the Company has an aggregate equity investment in excess of $100,000. Except as set forth in
SCHEDULE 4.02, all outstanding shares of stock of any Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Company Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

         SECTION 4.03. CAPITALIZATION.

         The authorized capital stock of the Company consists of:

         (a) 30,000,000 shares of Common Stock, of which 868,559 shares are issued and outstanding as of the date of this Agreement,

         (b)      20,000,000 shares of Company Preferred Stock, of which:

                  (i) 2,594,876 shares of Convertible Preferred Stock, Series I are issued and outstanding as of the date of this Agreement,

                  (ii) 1,237,374 shares of Convertible Preferred Stock, Series II are issued and outstanding as of the date of this Agreement,

                  (iii) 2,680,656 shares of Senior Convertible Participating Preferred Stock, Series I are issued and outstanding as of the date of this Agreement, and

                  (iv) 934,344 shares of Senior Convertible Participating Preferred Stock, Series II are issued and outstanding as of the date of this Agreement.

All outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and non-assessable. Except as set forth in SCHEDULE 4.03, there are no authorized or outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which the Company is a part or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.

         SECTION 4.04. AUTHORIZATION.

         (a) THE COMPANY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and subject to Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         (b) THE STOCKHOLDERS. The total number of shares of each class of Company Stock owned by each Stockholder is as set forth in SCHEDULE 4.04(b). Such shares (other than the Series II Convertible Preferred Stock and the Series II Senior Convertible Participating Preferred Stock), when voted in favor of the approval of this Agreement and the Merger, will be sufficient to obtain the Stockholder Approval.

         SECTION 4.05. NO VIOLATION.

         Except as set forth on SCHEDULE 4.05, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Company's or any Company Subsidiary's Certificate of Incorporation or By-laws; (ii) subject to the matters described in Section 4.06, conflict with or result in any violation of or default or loss of any benefit under, any Law or Judgment of any Governmental Entity to which the Company or any Company Subsidiary is a party or to which any of its property is subject; or
(iii) conflict with, or result in a breach, termination (or right of termination) or violation of or default or loss of any benefit under, or accelerate the performance required by the terms of any agreement, contract, indenture or other instrument to which the Company or any Company Subsidiary is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or any event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of the Company or any Company Subsidiary, except with respect to clauses (ii) and (iii) hereof, where the conflict, breach, termination, violation, default, loss of benefit, acceleration or loss of right would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.06. APPROVALS.

         The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not require the consent, approval, order or authorization of any Governmental Entity or any other Person under any Law,

Judgment or material agreement, indenture or other instrument to which the Company or any Company Subsidiary is a party or to which any of its properties is subject, other than the Stockholder Approval and the items disclosed in
SCHEDULE 4.06 and no declaration, filing or registration with any Governmental Entity is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger as required by the DGCL and the filing of appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, (ii) the filing pursuant to the HSR Act, as amended, and the expiration or termination of the applicable waiting period under the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other applicable securities laws and (iv) those that may be required solely by reason of Purchaser's participation in the transactions contemplated by this Agreement.

         SECTION 4.07. PERIODIC SEC FILINGS, FINANCIAL STATEMENTS; CAPITAL EXPENDITURES.

         (a) Since June 30, 1997, the Company has timely filed all forms, reports, and documents with the SEC that were required to be filed by the Company under the Securities Act and the Exchange Act. As of their respective filing dates, all of such forms, reports and documents (the "SEC FILING") complied in all material respects with all applicable requirements of the Exchange Act and, where applicable, the Securities Act.

         (b) The audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 FORM 10-K") and the unaudited interim consolidated financial statements for the fiscal quarter ended March 31, 2000 (correct copies of which are attached hereto as SCHEDULE 4.07(b)) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, including, without limitation, with respect to reserving policies (except as may be set forth in the notes thereto or as described on SCHEDULE 4.07(b)), and fairly present, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         (c) Except as set forth in SCHEDULE 4.07(c), neither the Company nor any Company Subsidiary has any Liabilities, other than Liabilities (i) that have been specifically disclosed or provided for in the most recent consolidated balance sheet of the Company filed with the SEC prior to the date of this Agreement, (ii) that have been incurred in the ordinary course of business since the date thereof, or (iii) of the type that are not required by GAAP to be included in or in the notes to a balance sheet prepared in accordance with GAAP.

         (d) SCHEDULE 4.07(d) contains a true and correct list of all projects for which capital expenditures of the Company and the Company Subsidiaries (i) from January 1, 1997 (or, with respect to any Company Subsidiary acquired by the Company following January 1, 1997, the date of acquisition) to December 31, 1999, have been expended and (ii) from January 1, 2000 to March 31, 2000 have exceeded $100,000.

         SECTION 4.08. ABSENCE OF CERTAIN TRANSACTIONS.

         Except as set forth on SCHEDULE 4.08 and except as set forth in the SEC Filings prior to the date of this Agreement and except for the transactions expressly contemplated hereby, since December 31, 1999, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and, to the Company's knowledge, there have not been any events, changes, effects or developments which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on SCHEDULE
4.08 and except as permitted by this Agreement, since December 31, 1999:

         (a) The Company and each Company Subsidiary has carried on its business in the usual and ordinary course consistent with past practice;

         (b) Neither the Company nor any Company Subsidiary has (i) declared or paid any dividend or made any other distribution with respect to Company Stock or the capital stock of any Company Subsidiary, (ii) redeemed, purchased, canceled or otherwise acquired, directly or indirectly, any outstanding shares of Company Stock or any shares of capital stock of any Company Subsidiary, (iii) issued additional stock (other than upon the exercise or conversion of outstanding options, warrants or convertible securities), warrants, options or any other similar rights to acquire Company Stock or any shares of capital stock of any Company Subsidiary, or (iv) split, combined or reclassified any shares of Company Stock or any shares of capital stock of any Company Subsidiary or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of, shares of Company Stock or any shares of capital stock of any Company Subsidiary;

         (c) Neither the Company nor any Company Subsidiary has merged or consolidated, reorganized, restructured, recapitalized, liquidated or filed a voluntary petition in bankruptcy;

         (d) Neither the Company nor any Company Subsidiary has incurred any obligation for borrowed money or entered into or modified any material contract, agreement, commitment or arrangement with respect to borrowed money, except borrowings in the ordinary course of business consistent with past practice pursuant to the Company's existing revolving line of credit;

         (e) Neither the Company nor any Company Subsidiary has granted any increase in compensation, benefits or bonus to any present or former director, officer, consultant or employee, except for increases in salary or wages in the ordinary course of business consistent with past practice;

         (f) Other than provision of services or sales in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary has (i) sold, leased, transferred or otherwise disposed of any of its assets having a book or market value in excess of $250,000, or (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

         (g) Neither the Company nor any Company Subsidiary has (i) incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that do not individually exceed $250,000; (ii) acquired or agreed to acquire by merging or consolidating with, or acquired or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; or
                  (iii) except with respect to inventory purchased or to be purchased for resale to customers in the ordinary course of business, acquired or agreed to acquire any other assets or made any individual lease commitments involving payments in excess of $10,000 in any one year;

         (h) The Company has not changed its methods of accounting in effect at December 31, 1999, except as required by GAAP as concurred in by the Company's independent auditors (such required changes having been notified to Purchaser in writing);

         (i) Neither the Company nor any Company Subsidiary has entered into or amended any Contract, and no party to any Contract has terminated or failed to renew any Contract upon the expiration thereof; and

         (j) Neither the Company nor any Company Subsidiary has agreed or committed to do any of the foregoing.

         SECTION 4.09. TAXES.

         Except as disclosed on SCHEDULE 4.09,

         (a) all Tax Returns that are required to be filed or deposited (taking into account all extensions) before the Effective Time for, by, on behalf of or with respect to the Company and the Company Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of the Company and the Company Subsidiaries have been or will be filed or deposited with the governmental authorities when due and all such Tax Returns are correct and complete in all material respects;

         (b) all Taxes due and payable whether or not shown on any Tax Returns have been or will be paid in full when due or reserved for on the latest balance sheet included in the SEC Filings filed prior to the date of this Agreement;

         (c) none of such Tax Returns are now under audit or examination by any foreign, federal, state or local or other governmental authority the outcome of which would, individually or in the aggregate, have a Company Material Adverse Effect;

         (d) the latest balance sheet included in the SEC Filings reflects and includes adequate provisions for the payment in full of any and all Taxes not yet due for any and all periods up to and including the date of such balance sheet;

         (e) no claim which currently remains unresolved has been made by an authority in a jurisdiction where any of the Company and Company Subsidiary does not file Tax Returns that it currently is or may be subject to taxation by that jurisdiction;

         (f) there are no Liens for Taxes upon any asset of the Company or Company Subsidiary except for (i) statutory liens for Taxes not yet due and (ii) statutory liens in local jurisdictions for Taxes not exceeding $50,000 in the aggregate;

         (g) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the Tax Returns of the Company or Company Subsidiary, and neither the Company nor Company Subsidiary has requested or received any extension of time within which to file any Tax Return, which Tax Return has not yet been filed;

         (h) no consent to the application of Section 341(f) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Company Subsidiary or any of their respective assets or properties;

         (i) the Company and each Company Subsidiary has, within the time and manner prescribed by Law, withheld, paid over and reported all Taxes required to have been withheld, paid and reported in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect;

         (j) neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could result in or could obligate it to make any payments that will not be fully deductible under
                  Section 280G or 162(m) of the Code or that could result in the imposition of any Tax under Section 4999 of the Code;

         (k) the Company and each Company Subsidiary has collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect;

         (l) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement;

         (m) neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar arrangement;

         (n) the Company and each Company Subsidiary (i) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company, and (ii) has no liability for the Taxes of any entity under Treas. Reg.
                  Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise; and

         (o) none of the Company or any Company Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or pursuant to any similar provision of foreign, state or local law, and neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method.

For purposes of this Agreement, "TAXES" mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax they may become payable in respect thereof imposed by any Governmental Entity, whether disputed or not. For purposes of this Agreement, "TAX RETURN" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         SECTION 4.10. LITIGATION.

         Except as set forth on SCHEDULE 4.10, as of the date of this Agreement, there is no Proceeding pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary by or before any Governmental Entity or by any Person ("COMPANY LITIGATION"). Except as set forth on SCHEDULE 4.10, neither the Company nor any Company Subsidiary is a party to or, to the Company's knowledge, bound by any Judgment. To the

Company's knowledge, none of the Company Litigation would, if adversely determined, have (individually or in the aggregate) a Company Material Adverse Effect.

SECTION 4.11.  ENVIRONMENTAL MATTERS.

         (a) Except as set forth on SCHEDULE 4.11(a), the Company and each Company Subsidiary has been, and is, in compliance with all applicable Environmental Laws except where failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect;

         (b) Except as set forth in SCHEDULE 4.11(b), the Company and each Company Subsidiary has obtained and is and, since January 1, 1997, has been in compliance with all Environmental Permits necessary for the operation of the business of the Company and the Company Subsidiaries and to the Company's knowledge, there are no conditions that would prevent or materially interfere with renewal of such Environmental Permits or prevent or materially interfere with compliance with Environmental Permits in the future, except where the failure to obtain and comply with such Environmental Permits and the existence of such conditions would not, individually or in the aggregate, have a Company Material Adverse Effect;

         (c) Except as set forth in SCHEDULE 4.11(c), there are, to the Company's knowledge, no outstanding or threatened claims against the Company or any Company Subsidiary (i) for damages or penalties relating to the presence, generation, transportation, treatment, storage or disposal of Hazardous Materials in, under or from any Owned Property or any Leased Premises, or (ii) otherwise relating to Environmental Law;

         (d) Except as set forth in SCHEDULE 4.11(d), to the Company's knowledge, all Hazardous Materials generated by the Company or any Company Subsidiary have been stored, transported, treated and disposed of by transporters and/or treatment, storage and disposal facilities authorized or maintaining valid Permits under all applicable Environmental Laws;

         (e) Except as set forth in SCHEDULE 4.11(e), no Person has disposed of or otherwise released any Hazardous Materials at any Owned Property or any Leased Premises other than in compliance with Environmental Laws and Hazardous Materials are not otherwise present at such properties in amounts or conditions that could reasonably be expected to result in material liability under Environmental Law and none of the Company and the Company Subsidiaries has disposed of, arranged for the disposal of, or otherwise released Hazardous Materials at any location which could reasonably be expected to result in material liability under Environmental Law;

         (f) Except as set forth in SCHEDULE 4.11(f), to the Company's knowledge, there are no underground storage tanks on any Owned Property or any Leased Premises;

         (g) Except as set forth in SCHEDULE 4.11(g), none of the Company or any Company Subsidiary has entered into, has agreed to, or is subject to any Judgment, decree or order of any Governmental Entity under any Environmental Law;

         (h) Except as set forth on SCHEDULE 4.11(h) hereto, none of the Company and the Company Subsidiaries has assumed by contract any material liabilities under Environmental Law;

         (i) The Company has provided to Purchaser a complete copy of all material information used by the Company in establishing its reserves for environmental matters as of March 31, 2000; and

         (j) SCHEDULE 4.11(j) hereto lists all correspondence (or other written notification) from any Governmental Entities in which the Company or any Company Subsidiary is claimed to be in violation of any Environmental Law.

         SECTION 4.12. TITLE TO PROPERTY.

         (a) SCHEDULE 4.12 identifies by street address or freeway interchange, all real estate leased by the Company or any Company Subsidiary (the "LEASED PREMISES") or owned by the Company or any Company Subsidiary ("OWNED PROPERTY"). The Leased Premises are leased to the Company or such Company Subsidiary pursuant to written leases, copies of which (together with all amendments thereto) have been made available to Purchaser. Except as set forth in SCHEDULE
4.12 neither the Company nor any Company Subsidiary is in default under any material term of any lease or other agreement relating to the Leased Premises. The Company or a Company Subsidiary has good and marketable title to the Owned Property, free and clear of all Liens, except (i) for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions and utility easements, building restrictions, zoning restrictions and other easements and restrictions existing generally with respect to properties of a similar character none of which affect or will affect, in any material respect, the Company's ability to conduct its business as it is currently being conducted, and (ii) as otherwise set forth on SCHEDULE 4.12.

         (b) The Company or a Company Subsidiary has good and merchantable title to all personalty of any kind or nature owned by the Company or a Company Subsidiary, free and clear of all Liens, (including, to the Company's knowledge, liens on the lessor's interest in leasehold estates leased to the Company), except for (i) Liens identified on SCHEDULE 4.12, (ii) Liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) Liens incurred or deposits made in the ordinary course of business of the Company or any Company Subsidiary, worker's compensation, unemployment insurance and other types of social security; (v) Liens of lessors of personal property; or (vi) minor irregularities of title which do not materially detract from the value or use of said personalty. The Company or a Company Subsidiary as lessee has the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or such Company Subsidiary as now used, possessed and controlled by the Company or such Company Subsidiary.

         SECTION 4.13. CONDITION OF PROPERTY.

         All buildings, machinery, equipment and other tangible assets currently being used by the Company or any Company Subsidiary which are owned or leased by the Company or any Company Subsidiary are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other conditions of any building, machinery, equipment or other tangible asset would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.14. CONTRACTS.

         Except for such items with respect to the purchase of goods (on a "spot" basis) for resale in the ordinary course of business or intercompany transactions between or among the Company and/or Company Subsidiaries, SCHEDULE
4.14 is a complete list of all written contracts, agreements, commitments, leases, sales contracts and other agreements to which the Company or any of the Company Subsidiaries is a party which provide for the receipt or expenditure by the Company or any Company Subsidiary after the date of this Agreement, of more than $250,000 (receipt) or $500,000 (expenditure) (or, in either case, its equivalent in non-cash consideration) per year (all agreements, arrangements or commitments required to be identified in SCHEDULE 4.14 being hereinafter referred to as the "CONTRACTS"). Schedule 4.14 also includes a complete list of
(i) all individual orders (other than pursuant to Contracts) for the purchase of goods for resale in excess of $1 million since January 1, 1999 and (ii) all contracts with fast-food or motel franchisors. Except as disclosed in the Schedules to this Agreement, there is no agreement or arrangement between the Company (or any Company Subsidiary) and any Stockholder (or any affiliate of any Stockholder) pursuant to which the Company (or any Company Subsidiary) will have any Liability or obligation (i) following the Closing, or (ii) following the Applicable Time (unless, in the case of this clause (ii), such Liability or obligation is either a Company Closing Cost or is reflected as a Liability in the Actual Net Asset Value). True and correct copies of all the Contracts (including all written amendments thereto) identified in SCHEDULE 4.14 have been made available to Purchaser. Except as set forth on SCHEDULE 4.14, (i) all Contracts are valid and existing, and the Company and the Company Subsidiaries, and to the Company's knowledge, the other parties thereto have duly performed their obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company or any Company Subsidiary or, to the Company's knowledge, by any other party thereto has occurred.

         SECTION 4.15. EMPLOYEE AND LABOR MATTERS AND PLANS.

         (a) SCHEDULE 4.15(a) lists each of the following plans, policies, arrangements and contracts which is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or, in the case of any "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate or for the benefit of any current or former employee, director or other personnel: (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA; and (ii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, change-in-control, fringe, insurance, disability, workers' compensation, supplemental unemployment, post-employment (including compensation, pension, health, medical or life insurance or other benefits), vacation, medical or dental contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "EMPLOYEE PLAN").

         (b) With respect to each Employee Plan, except as set forth on SCHEDULE 4.15(b), the Company has made available to Purchaser true and complete copies (including amendments) of each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan (including, without limitation, any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan, plus a copy of the most recent determination letter, if applicable, and a copy of the most recent Form 5500. Except as set forth on Schedule 4.15(b), there have been no amendments to, written interpretations of or announcements (whether or not written) by the Company or any ERISA Affiliate relating to, or any changes in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, for which financial statements have been provided. SCHEDULE
4.03 contains a complete and accurate listing of all outstanding stock options, indicating the extent vested or unvested, the extent exercisable or not, the exercise price, the name of the optionee, and the class of stock covered by such options.

         (c) Each Employee Plan has been maintained in compliance in all respects with its terms and the requirements prescribed by any and all applicable statues, orders, rules and regulations, including, but not limited to, ERISA and the Code except where the failure to be in compliance therewith would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on SCHEDULE 4.15(c), with respect to each Employee Plan, (1) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the Company's knowledge, threatened, and
(2) to the Company's knowledge, there are no facts or circumstances that could reasonably be expected to form the basis of any such actions, suits or claims, and (3) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entities are in progress or pending, or to the Company's knowledge, threatened. With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect except where such "prohibited transaction" would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (d) SCHEDULE 4.15(d) identifies each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (including a multi-employer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (i) the Employee Plan is a qualified plan under
Section 401(a) or 403(a), of the Code, and its related trust is exempt from federal income taxation under Section 501(a) of the

Code; (ii) a favorable IRS determination letter has been received and, since the date of such IRS submission, the Employee Plan has not been amended or operated in a manner which would be reasonably likely to have a Company Material Adverse Effect on its qualified status, nor would there result any material cost or liability to remedy any such defect, and no event has occurred which has caused or could cause the loss of such status; (iii) there has been no termination or partial termination within the meaning of Section 41l(d)(3) of the Code; (iv) no Employee Plan is covered by Section 412 of the Code; and (v) no such Employee Plan is covered by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068 of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA. No event has occurred and no condition exists, with respect to any Employee Plan or any other employee benefit plan, policy or arrangement, that would be reasonably likely to subject the Company or any ERISA Affiliate to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable laws, regulations or rules, which, when added to all other liabilities under this paragraph would not reasonably be expected to have a Company Material Adverse Effect.

         (e) Except as set forth on SCHEDULE 4.15(e), the consummation of the transactions contemplated by this Agreement will not entitle any employee or other person to receive severance or other compensation or benefits which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan, whether or not such occurrence would constitute a parachute payment within the meaning of Code
Section 280G, and whether or not some other subsequent action or event (or lack thereof) in addition to the transactions contemplated hereby would be required to trigger such occurrence.

         (f) To the Company's knowledge, since December 31, 1999, there have been no governmental audits of the equal employment opportunity practices of the Company or any Company Subsidiary. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or involving the Company that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 4.16. INSURANCE POLICIES.

         SCHEDULE 4.16 contains a summary description of all material insurance policies of the Company and the Company Subsidiaries and each such policy is in full force and effect. All premiums with respect to the insurance policies listed on SCHEDULE 4.16 which are due and payable prior to the Effective Time have been paid or will be paid prior to the Effective Time, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. To the Company's knowledge, there are no pending claims against such insurance by the Company or any Company Subsidiary as to which the insurers have denied coverage or otherwise reserved rights. True and correct copies of all the Company's loss runs (excluding Travel Ports of America, Inc. prior to the acquisition thereof) through April 30, 2000 have been previously provided to Purchaser with reference to this Agreement. To the extent reasonably available, the Company will seek to obtain loss runs with respect to Travel Ports of America, Inc. for periods prior to the acquisition thereof.

         SECTION 4.17. INTELLECTUAL PROPERTY.

         (a) SCHEDULE 4.17 contains, with respect to all Intellectual Property owned by the Company or Company Subsidiary (the "COMPANY INTELLECTUAL PROPERTY"), a complete list of all domestic and foreign patents registrations and applications relating thereto and such patent registrations and applications are valid, unexpired and free of Liens, and have not been amended, except where the failure to so maintain such Company Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) The Company or a Company Subsidiary, as the case may be, is the owner of, or is duly licensed to use, all Intellectual Property used in the conduct of its business.

         (c) To the Company's knowledge, no claim of infringement or misappropriation of the Intellectual Property of any other Person has been made against the Company or any Company Subsidiary, and the Company Intellectual Property is not infringing or misappropriating the Intellectual Property of any other Person. Without limiting the foregoing, and except as set forth on
SCHEDULE 4.17, no claim is pending or, to the Company's knowledge, threatened to the effect that the conduct by the Company or any Company Subsidiary of its business conflicts with or infringes in any way upon any Intellectual Property owned by others, that the Company or any Company Subsidiary needs to or should enter into a license arrangement so as to continue the conduct of its business without infringing any other Person's Intellectual Property, or that any of the trademarks set forth on SCHEDULE 4.17 has been abandoned.

         (d) Without limiting any other provisions hereof, except as set forth on SCHEDULE 4.17, neither the Company nor any Company Subsidiary has granted or is a party to any license, franchise or permit ("INTELLECTUAL PROPERTY LICENSE") with any Person for use of the Company Intellectual Property. Except as set forth on SCHEDULE 4.17, neither the Company nor any Company Subsidiary is, or is alleged to be, in breach of or default under, an Intellectual Property License to which it is a party, and to the Company's knowledge, no other party thereto is, or is alleged to be, in breach of or default under, any Intellectual Property License.

         (e) The Company and the Company Subsidiaries take reasonable steps to protect, maintain and safeguard the Company Intellectual Property, including executing all appropriate confidentiality agreements necessary in connection therewith, except where the failure to execute such agreements would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (f) For the purposes of Section 4.17, "INTELLECTUAL PROPERTY" shall mean all United States, state and foreign intellectual property, including without limitation all (i) (a) inventions, discoveries, designs, techniques, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer programs, software, databases and related items, graphics, advertising and promotional materials (including graphics and text), designs, Internet site content, and all other authors' rights, including "moral rights"; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets and other confidential information; (ii) all registrations, applications, recordings, and licenses or other agreements related thereto;
(iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and rights to bring an action at law or in equity for the infringement or other impairment of the foregoing before the Effective Time, including the right to receive all proceeds and damages therefrom.

         SECTION 4.18. PERMITS.

         The Company and the Company Subsidiaries have all Permits (exclusive of any Environmental Permits and Permits with respect to state or local sales, use or other taxes), except for those Permits the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the Permits are in full force and effect except where any such failure to be so in effect would not, individually or in the aggregate, have a Company Material Adverse Effect. No outstanding notice of cancellation or termination has been delivered to the Company or any Company Subsidiary in connection with any such Permit nor, to the Company's knowledge, has any such cancellation or termination been threatened. No application, action or proceeding for the modification of any such Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any material Permits. Each of the Company and each Company Subsidiary has filed when due all documents required to be filed with any Governmental Entity in connection with such Permits except where the failure to file such documents would not, individually or in the aggregate, have a Company Material Adverse Effect and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

         SECTION 4.19. COMPLIANCE WITH LAWS.

         Neither the Company nor any Company Subsidiary is in violation of, or has since January 1, 1997, violated or failed to comply with any Law (other than Environmental Laws, ERISA and Laws with respect to Taxes which are addressed elsewhere in Article IV) applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.20. BROKERAGE FEES.

         Except as set forth on SCHEDULE 4.20 the Company has not retained any financial advisor, broker, agent or finder or agreed to pay a financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would give rise to any valid claim against Purchaser or the Surviving Corporation for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to the Company as follows:

         SECTION 5.01. ORGANIZATION.

         Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 5.02. AUTHORIZATION.

         Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors and stockholders of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 5.03. NO VIOLATION.

         The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of Purchaser's Certificates of Incorporation or By-laws; (ii) except as otherwise set forth in SCHEDULE 5.03 and subject to the matters described in Section 5.04, conflict with or result in any violation of or default or loss of any benefit under, any Law or Judgment of any Governmental Entity to which Purchaser is a party or to which any of its property is subject; or (iii) except as otherwise set forth in SCHEDULE 5.03, conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Purchaser is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of

Purchaser, except with respect to clauses (ii) and (iii) hereof, where the breach, violation, default, loss of benefit, acceleration or loss of right would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 5.04. APPROVALS.

         The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Purchaser will not require the consent, approval, order or authorization of any Governmental Entity or any other Person under any agreement, indenture or other instrument to which Purchaser is a party or to which any of its properties is subject, other than the items disclosed in SCHEDULE 5.04 and no declaration, filing or registration with any Governmental Entity is required by Purchaser in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, except for (i) the delivery and filing of the Certificate of Merger as required by the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Purchaser is qualified to do business, (ii) the filing pursuant to the HSR Act, and the expiration or termination of the applicable waiting period under such Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and (iv) those the failure of which to obtain would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         SECTION 5.05. AVAILABLE FUNDS.

         Purchaser has provided to the Company true and correct copies of (i) that certain letter agreement dated the date hereof (the "EQUITY COMMITMENT LETTER") from Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. (collectively, "PARENT") addressed to the Company and the Stockholders, and (ii) written financial commitments dated May 17, 2000 (collectively, the "FINANCIAL COMMITMENTS") from The Chase Manhattan Bank and Chase Securities Inc. (collectively, "CHASE") and Credit Suisse First Boston Corporation ("CSFB"). Upon funding pursuant to the Equity Commitment Letter and the Financial Commitments, Purchaser will have funds available to consummate the transactions contemplated hereby, including payment of the Merger Consideration.

         SECTION 5.06. BROKERAGE FEES.

         Except as set forth on SCHEDULE 5.06, Purchaser has not retained any financial advisor, broker, agent or finder or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would give rise to any valid claim against the Company for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.01. INTERIM OPERATIONS OF THE COMPANY.

         During the period from the date of this Agreement to the Effective Time, except as specifically permitted by this Agreement or as set forth on
SCHEDULE 6.01, or as otherwise consented to in writing by Purchaser, the Company will and will cause each Company Subsidiary to:

         (a) use all reasonable efforts (consistent with operating in the ordinary course of business) to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with clients, suppliers, customers, distributors and others having business dealings with it, (iv) maintain all assets other than those disposed of in the ordinary course of business in good repair and condition, (v) maintain all insurance, and (vi) maintain its books of account and records in the usual, regular and ordinary manner;

         (b) not amend its Certificate of Incorporation or By-laws or other governing document or agreement;

         (c) not acquire by merging or consolidating with, or purchasing all or substantially all of the assets of, or otherwise acquiring, any business of any corporation, partnership, association or other business organization or division thereof, in each case for consideration having a value in excess of $500,000 or an aggregate value in excess of $1,000,000;

         (d) not split, combine or reclassify its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise) other than dividends paid by the Company's wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries;

         (e) not issue or sell (or agree to issue or sell) any shares of its capital stock of any class or series, or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than upon the exercise or conversion of options, warrants or convertible securities outstanding on the date hereof), or grant, or agree to grant, any such options or modify or alter the terms of any of the above, except as contemplated under Section 2.06;

         (f) not (i) incur any indebtedness for borrowed money other than a net increase after the date hereof of up to $10 million in the aggregate pursuant to the terms of credit agreements in effect on the date hereof or vary the material terms of any existing debt securities, (ii) issue or sell any debt securities,
(iii) acquire or dispose of any assets (other than acquisitions and dispositions of goods purchased for resale in the ordinary course of business) having a book or market value individually in excess of $100,000, or (iv) enter into, modify in any material respect or terminate any Contract (other than with respect to Contracts involving purchases of diesel fuel, gasoline and hedging contracts in the ordinary course of business consistent with past practice where, in the case of Contracts involving purchases of diesel fuel or gasoline, either (1) a new, modified or replacement Contract is entered into on terms substantially equivalent to, or more favorable to the Company than, the Contract replaced or modified, or (2) the aggregate payments in any one month under such Contract will not exceed $10 million);

         (g) not take any steps to mortgage or pledge to secure any material obligation, or to subject to any material Lien, any of its material properties other than pursuant to the terms of credit agreements and the Merrill Lynch Synthetic Lease, in each case as in effect on the date hereof;

         (h) not grant to any present or former director or officer, consultant or other employee any increase in compensation or benefits in any form, or any severance or termination pay, or make any loan to or enter into any employment agreement, collective bargaining agreement or arrangement with any such person, except in each case as may be legally required pursuant to any existing Employee Plan;

         (i) not adopt, enter into, amend in any material respect, announce any intention to adopt or terminate, any Employee Plan or other employee benefit plan, program or arrangement, except (i) as required by applicable Law, (ii) as disclosed on any disclosure Schedule pursuant to Section 4.15, or (iii) as contemplated under Section 2.06 or (iv) except, with respect to the Company's health and medical plans, in the ordinary course of business consistent with past practice provided such action does not materially increase the benefits payable under such employee benefit plans;

         (j) not discharge or satisfy any material Lien or pay or satisfy any material obligation or Liability (fixed or contingent) (other than on the ordinary course of business consistent with past practice) or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar Laws;

         (k) not make or institute any material change in its accounting procedures or practices unless mandated by GAAP;

         (l) neither the Company nor any Company Subsidiary shall make any material tax election or settle or compromise any material federal, state, local or foreign Tax liability;

         (m) except with respect to any such licenses solely among any of the Company and any Company Subsidiary amend, modify or terminate any existing Intellectual Property License, execute any new Intellectual Property License, sell, license or otherwise dispose of, in whole or in part, any Company Intellectual Property, or subject any Company Intellectual Property to any Lien other than pursuant to the terms of credit agreements in effect on the date hereof; and

         (n) not authorize or propose, or agree to take, any of the actions set forth in the foregoing subparagraphs (a) through (m).

         SECTION 6.02. ACCESS TO INFORMATION; COOPERATION.

         The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Purchaser, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of the Company and the Company Subsidiaries. Prior to Closing, Purchaser and such representatives will hold any such information which is non-public in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Purchaser dated as of January 25, 2000 (the "CONFIDENTIALITY AGREEMENT"). So long as the out-of-pocket costs and expenses of the Company and/or the Company Subsidiaries in connection therewith are Special Costs, the Company agrees to provide reasonable cooperation, and to cause the Company Subsidiaries and its and their respective officers, employees and representatives to provide reasonable cooperation in connection with the arrangement of the financing to be consummated at the Closing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions and road shows, and drafting sessions for the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents. The Company agrees to cooperate and take all requisite actions prior to the Closing Date to merge, form, consolidate or alter the structure of the transactions herein contemplated to the extent desirable in Purchaser's judgment for commercial, regulatory, tax or other reasons, including by entering into appropriate amendments to this Agreement; PROVIDED, HOWEVER, that such actions shall not, in the Company's reasonable judgment, (i) decrease the amount or change the kind of consideration paid to the Recipients pursuant to this Agreement or otherwise adversely affect, in any material respect, the interests of the Recipients pursuant to this Agreement or the Company (if the Closing were not to occur) and
(ii) be required to be completed other than in connection with the Closing.

         SECTION 6.03. CONSENTS AND APPROVALS.

         Each of the Company and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with Requisite Regulatory Approvals, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any Requisite Regulatory Approvals (provided that nothing in this Agreement shall require Purchaser to agree to sell or otherwise dispose of or hold separate any material assets of Purchaser or the Company or any of their respective affiliates).

         Section 6.04. EMPLOYMENT MATTERS.

         (a) After the Effective Time, the Surviving Corporation shall either
(i) continue the existing Employee Plans of the Company and the Company Subsidiaries as disclosed on SCHEDULE 4.15(a), or (ii) provide substitutes for some or all of such Employee Plans that provide benefits to employees of the Company and the Company Subsidiaries that are no less favorable in the aggregate to such employees than the replaced Employee Plans until at least December 31, 2001; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be obligated to continue, provide or otherwise take into account Employee Plans that relate to stock options, restricted stock, stock rights or any other equity-based arrangements; and provided further that nothing herein shall be construed to mean that the Surviving Corporation cannot amend or terminate any particular Employee Plan or plans so long as the aggregate benefits to such employees under the remaining Employee Plans and all substituted plans are no less favorable to such employees than the existing Employee Plans until such date. For purposes of clause (ii) above, (A) Purchaser and the Surviving Corporation shall grant all employees of the Company credit for purposes of eligibility and vesting for all service with the Company and the Company Subsidiaries prior to the Effective Time for which such service was recognized by the Company; (B) any limitations on pre-existing conditions shall be waived (but only to the extent such conditions were covered prior to the Effective Time unless required by Law); and (C) expenses incurred with respect to the plan year in which the Closing occurs on or before the Effective Time shall be taken into account for purposes of establishing satisfaction of any applicable deductible, coinsurance and maximum out-of-pocket provisions to the same extent taken into account prior to the Effective Time.

         (b) From and after the Effective Time, the Surviving Corporation shall honor the Company's then existing severance plan and severance agreements which are disclosed on SCHEDULE 4.15(a) in accordance with the terms thereof; PROVIDED, HOWEVER, that nothing herein shall prevent the Purchaser or Surviving Corporation from terminating any employees (subject to the requirements of such severance plan or arrangement), or from terminating or otherwise amending such severance plans or arrangements to the same extent the Company would be is permitted to do so under such severance plans or arrangements.

         (c) Purchaser's current intention is that the Company's headquarters will remain at its current location.

         SECTION 6.05. PUBLICITY.

         So long as this Agreement is in effect, none of the Stockholders, the Company, Purchaser or any of their agents shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Purchaser (such consent not to be unreasonably withheld, denied or delayed), except as may be required by Law, and in such case shall use all reasonable efforts to consult with all the parties hereto prior to such release or announcement being issued.

         SECTION 6.06. NOTIFICATION OF CERTAIN MATTERS.

         The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any material failure of the Company, Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         SECTION 6.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION.

         (a) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any Company Subsidiary or a Person entitled to indemnification (individually a "COVERED PARTY" and collectively the "COVERED PARTIES"), with respect to any claims and/or damages, penalties, Judgments, assessments, losses, costs and expenses (including, but not limited to, attorneys' fees) based in whole or in part on, or arising in whole or in part out of any matter arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Purchaser or the Surviving Corporation is permitted under applicable law. The Covered Parties shall be entitled to advancement of expenses from Purchaser or the Surviving Corporation, as the case may be.

         (b) Purchaser agrees that, for the six-year period immediately following the Effective Time, it or the Surviving Corporation shall maintain in effect the director and officer insurance coverage currently maintained by the Company, or coverage substantially equivalent thereto, for the Covered Parties; provided that the annual cost thereof, following the third anniversary of the Closing Date, shall not exceed $527,000.

         (c) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this
Section 6.07.

         (d) The provisions of this Section 6.07 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Covered Parties and their heirs.

         (e) The provisions of this Section 6.07 are intended for the benefit of, and shall be enforceable by, the respective Covered Parties.

         SECTION 6.08. [RESERVED].

         SECTION 6.09. STOCKHOLDER APPROVAL.

         The Company will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the transactions contemplated hereby (or otherwise obtain the Stockholder Approval by written consent pursuant to the DGCL). The Company will hold such meeting no later than June 30, 2000 and, at such meeting, will obtain the Stockholder Approval. In addition to gaining the Stockholder Approval, the Company shall, in accordance with Code Section 280G and related regulations, obtain stockholder approval, following appropriate disclosure, of any parachute payments that may be made in connection with the proposed transaction, and shall take such other steps as may be necessary to secure the deductibility of such parachute payments.

         SECTION 6.10. [RESERVED].

         SECTION 6.11. ADDITIONAL AGREEMENTS.

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Law or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

         SECTION 6.12. [RESERVED]

         SECTION 6.13. LITIGATION.

         Not more than three (3) days before Closing, the Company shall update
SCHEDULE 4.10 to include all pending and, to the Company's knowledge, threatened Company Litigation which has become pending or threatened following the date of this Agreement.

         SECTION 6.14. NO ADVERSE CHANGE IN FINANCIAL COMMITMENTS.

         Purchaser will not, in any material respect, adversely amend, change, alter, replace or modify the terms and conditions of the Financial Commitments prior to the Closing without the prior written consent of the Company. If, at any time prior to the Closing, either Chase, CSFB or both desires to, in any material respect, adversely amend, change, alter or modify the terms and conditions of the Financial Commitments, Purchaser shall promptly notify the Company of such event and shall permit the Company (and such advisors the Company reasonably deems appropriate) to meet with representatives of Purchaser, Chase and/or CSFB regarding such event.

         SECTION 6.15. STOCKHOLDER VOTE.

         Each Stockholder shall, no later than June 30, 2000 cause all shares of Company Stock owned by such Stockholder to be voted in favor of this Agreement, the Merger and the other transactions contemplated hereby, and to the extent such Stockholder Approval is not obtained by such date, each Stockholder hereby consents to the approval and adoption of this Agreement and the Merger, effective as of such date. In addition, each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, pledge, encumber or otherwise dispose of, or hypothecate, or enter into any contract or other arrangement or understanding with respect to the transfer of any shares of Company Stock owned by such Stockholder. Each Stockholder hereby irrevocably waives any and all rights which it may have to appraisal, dissent or any similar or related matter with respect to the Merger. In addition to the foregoing, following appropriate disclosure and in accordance with Code Section 280G and related regulations, the Stockholders shall vote in favor of any parachute payments that may be made in connection with the proposed transaction. Each Stockholder hereby grants to Purchaser or its designees an irrevocable proxy for the purpose of voting the shares of Company Stock owned by such Stockholder consistent with the requirements of this Section 6.15, such proxy to be effective on June 30, 2000 if the Stockholder Approval is not obtained by such date, it being agreed that such proxy is coupled with an interest.

         SECTION 6.16. ROLLOVER PARTICIPATION.

         Not less than fourteen days prior to the Closing, Purchaser shall provide the Company with a list of holders of Company Stock, if any, who have agreed with Purchaser to retain, following the Effective Time, a number of shares of Company Common Stock (including the number of shares obtainable upon exercise of any stock options) and the number of such shares that each such holder has agreed shall not be converted into Per Share Merger Consideration pursuant to Section 2.05(a) (the "AGREED ROLLOVER SHARES"). Thereafter, not less than two days prior to the Closing, Purchaser shall provide the Company with (i) the amount of the aggregate equity investment in Purchaser to be made by Parent at Closing pursuant to the Equity Commitment Letter ("PARENT INVESTMENT"), and
(ii) the total number of shares which shall not be converted into Per Share Merger Consideration pursuant to Section 2.05(a) ("ROLLOVER COMPANY STOCK"), which shall be equal to (a) the result of:

         (x) first, dividing the Parent Investment by 0.94,

         (y) then, subtracting from the result in (x) the Parent Investment, and

         (z) then, dividing the result in (y) by the Estimated Per Share Merger Consideration,

or (b) such lesser number of shares as shall be specified by Purchaser. The positive difference, if any, between total number of shares of Rollover Company Stock and the Agreed Rollover Shares shall be called the "PRORATA SHARES." If Purchaser is unable or fails to provide the list specified in the first sentence of this Section 6.16, or if Purchaser is unable or fails to provide the information specified in the second sentence of this Section 6.16, then it shall be presumed that there are no Prorata Shares. If there is a number of Prorata Shares, not less than 1 day following the Company's receipt of the information contemplated by the second sentence of this Section 6.16, the Company shall provide Purchaser with a list of holders of Company Stock, from among the Stockholders, who shall retain following the Effective Time a number of shares of Company Common Stock equal to the Prorata Shares and the amount of Prorata Shares to be held by each such holder. If the Company is unable or fails to provide such list, then each Stockholder agrees that it shall retain a number of Prorata Shares equal to that Stockholder's pro rata portion (based on the relative ownership percentage of shares of Company Stock held by each Stockholder after deducting any Agreed Rollover Shares owned by such Stockholder) of the total number of Prorata Shares. Any holder of shares of Company Preferred Stock who intends to retain Prorata Shares attributable to such Company Preferred Stock shall be required to convert such shares to Company Common Stock prior to the Effective Time. Each holder of Prorata Shares shall be entitled to enter into a stockholders' agreement at Closing (a proposed form of which shall be provided to the Company on or before June 30, 2000) with Parent containing the provisions described in SCHEDULE 6.16.

         SECTION 6.17. JOINDER AGREEMENT.

         The Company shall use all reasonable efforts following the execution hereof to cause the Persons listed in the form of Joinder Agreement attached hereto as EXHIBIT B to execute such Joinder Agreement not later than June 15, 2000 or as soon thereafter as possible. Each party hereto agrees that upon execution of such Joinder Agreement by each such Person, such Person shall become a party hereto in accordance therewith.

                                  ARTICLE VII

                                   CONDITIONS

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES.

         The obligations of each of the Company and Purchaser to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

         (a) the Stockholder Approval shall have been obtained;

         (b) there shall not be any Judgment or Law restraining, enjoining or prohibiting the consummation of the Merger; and

         (c) all waiting periods under the HSR Act shall have expired or been terminated.

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser to consummate the Merger are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

         (a) the representations and warranties of the Company contained in this agreement which are qualified as to materiality shall be true and correct and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, in each case when made and at and as of the Closing as if made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period);

         (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

         (c) the Company shall have delivered to Purchaser a certificate (dated as of the Closing Date), signed by an officer or officers with authority to bind the Company as to compliance with the conditions set forth in paragraphs (a) and
(b) of Section 7.02;

         (d) Purchaser shall have received the proceeds described in the Equity Commitment Letter and in the Financial Commitments on the terms and conditions set forth therein or, subject to Section 6.14, upon the terms and conditions which are, in the reasonable judgment of Purchaser, substantially equivalent thereto and to the extent that any terms and conditions are not set forth in the Financial Commitments, on terms and conditions reasonably satisfactory to Purchaser;

         (e) The individuals listed on SCHEDULE 7.02(e) (collectively, the "MANAGEMENT STOCKHOLDERS") shall have entered into definitive agreements relating to their respective equity interests in Purchaser after the Closing on terms and conditions satisfactory to Purchaser and the equity investments contemplated by such agreements shall have been effected contemporaneously with the Closing; provided that the terms and conditions set forth in SCHEDULE 7.02(E) shall be deemed satisfactory to Purchaser;

         (f) all consents and approvals from any Person under any Law, Judgment or material agreement, indenture or other instrument to which the Company, any Company Subsidiary or any holder of Company Securities is a party or by which any of them is bound shall have been received;

         (g) not more than five percent (5%) of the shares of Company Stock shall be Dissenting Shares;

         (h) the Company shall have completed, pursuant to a form and methodology reasonably acceptable to Purchaser, a full reconciliation of the Applicable Accounts and the total increase, if any, as a result of such reconciliation to the Company's cost of goods sold for the period ending on March 31, 2000 shall not exceed $250,000. The "Applicable Accounts" are:
320102--A/P Trade Fuel, 320105--A/P Trade for PAMS, 320500--A/P EFT Contra Account, 375111--12/99 Fuel Accrual Clearing, 375115--GR/IR Clearing Account, 375130--ACCR PAMS Fuel Payable and 375360--A/P Simons Fuel Payable. Purchaser shall have also determined, to its satisfaction, that the balance of account 320500--A/P EFT Contra Account as of the Closing Date will not exceed the larger of (i) the amount of fuel purchases in the immediately preceding twenty-five days, or (ii) $90 million, as adjusted by mutual agreement of the Company and Purchaser, for changes in fuel costs; and

         (i) Except as set forth on SCHEDULE 4.08 and except as set forth in the SEC Filings prior to the date of this Agreement, since December 31, 1999, there shall not have been any events, changes, effects or developments which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, as the case may be) of the following further conditions:

         (a) the representations and warranties of Purchaser contained in this agreement which are qualified as to materiality shall be true and correct and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, in each case when made and at and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

         (b) Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

         (c) Purchaser shall have assumed and ratified effective as of the Closing Date, the obligations of the Company and TA Operating Corporation under those certain Employment Agreements with each of Edwin P. Kuhn, James W. George, Michael H. Hinderliter, and Timothy L. Doane, each dated as of January 1, 2000 and amended as of May 26, 2000 (collectively, the "KEY EXECUTIVE EMPLOYMENT AGREEMENTS") as in effect on the date hereof and attached hereto as SCHEDULE 7.03(c); and

         (d) Purchaser shall have delivered to the Company certificates (dated as of the Closing Date), signed by an officer or officers with authority to bind Purchaser as to compliance with the conditions set forth in paragraphs (a) and
(b) of Section 7.03.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         SECTION 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time until the earlier to occur of (i) May 31, 2001, or (ii) 60 days after the certified public accountant for the Surviving Corporation has delivered to the Surviving Corporation the annual audit for the year ended December 31, 2000 (the earlier of such dates, the "LIABILITY TERMINATION DATE") and all such representations and warranties will be extinguished as of the Liability Termination Date except with respect to claims made prior to the Liability Termination Date.

         SECTION 8.02. INDEMNIFICATION OF THE SURVIVING CORPORATION.

         Subject to the limitations set forth in this Article VIII, following the Closing, Parent, the Surviving Corporation and their respective affiliates, stockholders, partners, officers, directors, employees, successors and assigns (other than, in each case, any Related Party) (each, a "SURVIVING CORPORATION PARTY," and collectively, the "SURVIVING CORPORATION PARTIES") shall be indemnified and held harmless from and against, as and when incurred, any claim, liability, obligation, loss, damage, assessment, judgment, settlement, cost and expense whether or not arising out of third party claims (including reasonable attorney's fees and expenses) (collectively, "LOSSES") arising out of, relating or attributable to any (i) breach by the Company of any representation or warranty made by the Company in this Agreement or in any certificate furnished by the Company pursuant to this Agreement, or (ii) non-fulfillment or breach of any covenant of the Company in this Agreement.

         SECTION 8.03. INDEMNIFICATION BY THE SURVIVING CORPORATION.

         Subject to the limitations set forth in this Article VIII, following the Closing, the Surviving Corporation shall indemnify the Stockholders' Representative, the Recipients and any Person who was an officer or director of the Company immediately prior to the Effective Time, including their successors and assigns (each, a "RELATED PARTY," and collectively, the "RELATED PARTIES"), and hold them harmless from and against, as and when incurred, any Losses arising out of, relating or attributable to any (i) breach by Parent or Purchaser of any representation or warranty made by Purchaser in this Agreement or in any certificate furnished by Parent or Purchaser pursuant to this Agreement, or (ii) non-fulfillment or breach of any covenant of Parent, Purchaser or the Surviving Corporation in this Agreement.

         SECTION 8.04. INDEMNIFICATION BASKETS AND OTHER LIMITATIONS.

         Notwithstanding the provisions of Section 8.02 or Section 8.03, neither the Surviving Corporation Parties nor any Related Party, as the case may be, shall have the right to make a claim thereunder unless the aggregate amount of all Losses referred to in Section 8.02 or Section 8.03, as the case may be, which would otherwise be subject to indemnification but for this Section 8.04 exceeds $1,000,000 (the "BASKET AMOUNT"), in which event the party seeking indemnification shall become entitled to receive any and all Losses in excess of the Basket Amount (but subject to the Cap).

         SECTION 8.05. INDEMNIFICATION CAPS.

         The maximum liability for Losses under each of Section 8.02(i) and
Section 8.03(i) shall be One Million Dollars ($1,000,000) (the "CAP").

         SECTION 8.06. INDEMNIFICATION OF THIRD-PARTY CLAIMS.

         Any Person making a claim for indemnification under Section 8.02 or
Section 8.03 (an "INDEMNIFIED PARTY") shall notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") (which notice, in the case of a claim by any Surviving Corporation Party under Section 8.02 shall be satisfied by notice to the Stockholders' Representative) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; PROVIDED, HOWEVER, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure shall have caused Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. The Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense, and at its option shall be entitled to assume the defense thereof; PROVIDED, that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that the Indemnifying Party shall be fully responsible (subject to a reservation of any rights) for all liabilities and obligations relating to such claim for indemnification (subject to all dollar limitations set forth herein) with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and PROVIDED, FURTHER, that:

                  (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party;

                  (b) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or would materially injure the Indemnified Party's reputation or future business prospects; (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim;

                  (c) if the Indemnifying Party elects to control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, the Indemnified Party is not expressly and unconditionally released from all liabilities and obligations with respect to such claim and such claim is fully indemnified by the Indemnifying Party;

                  (d) if the Indemnifying Party does not elect hereunder to assume the defense of a third party claim, the Indemnifying Party and the Indemnified Party shall cooperate in good faith in the defense of such claim;

                  (e) any indemnification claim amount finally and conclusively determined to be payable to any Surviving Corporation Party as the Indemnified Party pursuant to Section 8.02 (less the Basket Amount and subject to the Cap and the other limitations herein), shall solely be satisfied by offset against the Indemnification Escrow Account; and

                  (f) any payment made pursuant to Section 8.02 or Section 8.03 shall be treated as an adjustment to the Merger Consideration.

         SECTION 8.07. NET INSURANCE AND OTHER INDEMNIFICATION.

         An Indemnified Party shall, prior to obtaining any payment for Losses from the Indemnifying Party, use its reasonable best efforts to collect the entire amount of such Losses from any insurance policy or any other indemnification collectible by the Indemnified Party with respect to such claim. The obligation of any Indemnifying Party to indemnify the Indemnified

Party against any claim under this Article VIII shall take into effect the net effect of any insurance or other indemnification collectible by the Indemnified Party with respect to such claim or the underlying factors with respect thereto under any applicable policy or agreement.

         SECTION 8.08. SOURCE OF FUNDS; EXCLUSIVITY OF INDEMNIFICATION.

         Purchaser hereby agrees that, following the Effective Time, the Surviving Corporation Parties' sole and exclusive source of funds for any and all Losses under Section 8.02(i) shall be the Indemnification Escrow Account, which shall be distributed following the Liability Termination Date in accordance with the terms of the Escrow Agreement.

                                   ARTICLE IX

                              CLOSING; TERMINATION

         SECTION 9.01. CLOSING.

         Unless this Agreement shall have been terminated and the Merger abandoned, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York on the third business day following the satisfaction of all conditions precedent to Closing (or at such other place and on such other date as shall be agreed to by the parties hereto). At the Closing, the parties shall exchange the documents referred to in Article VII hereof and all necessary filings with the Secretary of State to consummate the Merger under the DGCL shall be made (including the Certificate of Merger).

         SECTION 9.02. TERMINATION.

         Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the approval of the stockholders of the Company:

                  (i) with the consent of each of the parties hereto;

                  (ii) by the Company or Purchaser, if the Merger shall not have occurred on or prior to October 4, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement and abandon the Merger under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

                  (iii) by the Company or Purchaser in the event that any permanent injunction or similar action of any Governmental Entity which has the effect of preventing the consummation of the transactions pursuant to this Agreement shall have become final and nonappealable.

         SECTION 9.03. EFFECT OF TERMINATION.

         In the event of the termination of this Agreement as provided in
Section 9.02 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any of the parties hereto except
(i) for fraud or for willful breach of this Agreement and (ii) as set forth in
Section 10.01.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01. COSTS AND EXPENSES.

         Whether or not the transactions contemplated by this Agreement are consummated, Purchaser shall bear the costs and expenses incurred by Purchaser in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby. Whether or not the transactions contemplated by this Agreement are consummated, the Company shall bear the costs and expenses incurred by the Company, including without limitation those of the Exchange Agent, in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Recipients shall be responsible for the timely payment of, and to such extent, shall indemnify and hold harmless Purchaser against, stock transfer taxes arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

         SECTION 10.02. NOTICES.

         All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

                  (i)      if to Purchaser, to:

                           Oak Hill Capital Partners, L.P.
                           201 Main Street
                           Fort Worth, Texas 76102
                           Attention:  Ray Pinson/John R. Monsky
                           Facsimile:  (817) 339-7350

                           and

                           Oak Hill Capital Management Partners, L.P.
                           201 Main Street
                           Fort Worth, Texas 76102
                           Attention:  Ray Pinson/John R. Monsky
                           Facsimile:  (817) 339-7350
                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  William E. Curbow, Esq.
                           Facsimile:  (212) 455-2502

                  (ii)     if to the Company, to:

                           TravelCenters of America, Inc.
                           24601 Center Ridge Road
                           Suite 200
                           Westlake, Ohio  44145-5634
                           Attention: Edwin P. Kuhn, President
                           Facsimile:  (440) 808-3301

                           and to:

                           TravelCenters of America, Inc.
                           24601 Center Ridge Road
                           Suite 200
                           Westlake, Ohio  44145-5634
                           Attention: General Counsel
                           Facsimile:  (440) 808-3301

                           with a copy to

                           Calfee, Halter & Griswold LLP
                           Suite 1400
                           800 Superior Avenue
                           Cleveland, Ohio 44114
                           Attention:  Philip M. Dawson, Esq.
                           Facsimile:  (216) 241-0816

                  (iii)    if to the Stockholders' Representative, to:

                           Clipper Capital Associates, L.P.
                           650 Madison Avenue, 9th Floor
                           New York, New York  10022
                           Attention:  Rolf H. Towe
                           Facsimile:  (212) 940-6055

or to such other address as hereafter shall be furnished as provided in this
Section 10.02 by any of the parties hereto to the other parties hereto.

         SECTION 10.03. STOCKHOLDERS' REPRESENTATIVE AND CERTAIN OTHER MATTERS.

         (a) The Company and each Stockholder hereby designates Clipper as the Stockholders' Representative to execute any and all instruments or other documents on behalf of the Stockholders, and to do any and all other acts or things on behalf of the Stockholders, which the Stockholders' Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Stockholders' Representative shall have the full and exclusive authority to (i) agree with Purchaser with respect to any matter or thing required or deemed necessary by the Stockholders' Representative in connection with the provisions of this Agreement calling for the agreement of the Stockholders, give and receive notices on behalf of all Stockholders, and act on behalf of the Stockholders in connection with any matter as to which the Stockholders are or may be obligated under this Agreement, all in the absolute discretion of the Stockholders' Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Stockholders' Representative to be necessary or advisable in connection with, this Agreement,
(iii) execute and deliver the Escrow Agreement, (iv) take all actions necessary or desirable in connection with the defense and/or settlement of any indemnification claims pursuant to Section 8.02, and (v) negotiate, settle, compromise and otherwise handle the post-closing adjustment of the Merger Consideration pursuant to Section 3.02. The parties to this Agreement shall cooperate with the Stockholders' Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by the Stockholders' Representative shall be binding upon all of the Stockholders and all other holders of Company Securities that execute a letter of transmittal (the "OTHER HOLDERS"), and no Stockholder or Other Holder shall have the right to object, dissent, protest or otherwise contest the same. The Company shall include in any proxy materials submitted to its Stockholders describing this Agreement and in the letter of transmittal described in Section 3.04 such information as the Stockholders' Representative may reasonably request be included therein, including an agreement by such stockholders that the Stockholders' Representative has been delegated the power and authority to act on their behalf. The Stockholders' Representative may communicate with any Stockholder or any other Person concerning his responsibilities hereunder, but it is not required to do so. The Stockholders' Representative has a duty to serve in good faith the interests of the Stockholders and to perform its designated role under this Agreement and the Escrow Agreement, but the Stockholders' Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. The Stockholders shall indemnify and hold harmless the Stockholders' Representative against any loss, expense (including reasonable attorney's fees) or other liability arising out of its service as the Stockholders' Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. The Stockholders' Representative may resign at any time by notifying in writing the Surviving Corporation and the Stockholders.

         (b) Each Stockholder represents and warrants to Purchaser, severally and not jointly, as to itself: (i) that it has all necessary power, authority and capacity to execute and deliver this Agreement and to perform its obligations under Sections 6.05, 6.11, 6.15 and 6.16 and this Article X; (ii) the execution, delivery and performance of this Agreement by such Stockholder have been duly and validly authorized by all necessary action on the part of such Stockholder and (iii) this Agreement has been duly and validly executed and delivered by such Stockholder (assuming the due authorization, execution and delivery by each other party hereto) and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally.

         SECTION 10.04. COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         SECTION 10.05. ENTIRE AGREEMENT.

         This Agreement (including the Schedules referred to herein), the Confidentiality Agreement and the Equity Commitment Letter sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

         SECTION 10.06. GOVERNING LAW; EXCLUSIVE JURISDICTION.

         This Agreement shall be governed in all respects, by the laws of the State of Delaware, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 10.07. THIRD PARTY RIGHTS; ASSIGNMENT.

         Except as specified in Section 6.07, this Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and shall not be assignable without the prior written consent of the other party.

         SECTION 10.08. WAIVERS AND AMENDMENTS.

         This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

         SECTION 10.09. SCHEDULES.

         Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.

         SECTION 10.10. ENFORCEMENT.

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific items. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof and costs of enforcement (including attorneys fees); this being in addition to any other remedy to which they are entitled at law or in equity.

                           NEXT PAGE IS SIGNATURE PAGE

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                     TRAVELCENTERS OF AMERICA, INC.



                                     By:  /s/ Edwin P. Kuhn
                                          ------------------------------------
                                          Name:  Edwin P. Kuhn
                                          Title:  Chief Executive Officer

                                     TCA ACQUISITION CORPORATION

                                     By:  /s/ Rowan G. P. Taylor
                                          ------------------------------------
                                          Name:  Rowan G. P. Taylor
                                          Title:  Vice President

                                     CLIPPER CAPITAL ASSOCIATES, L.P.

                                     By:  CLIPPER CAPITAL ASSOCIATES, INC.
                                          its General Partner

                                     By:  /s/ Eugene P. Lynch
                                          ------------------------------------
                                          Name:  Eugene P. Lynch
                                          Title:  Treasurer & Secretary

                                     NATIONAL PARTNERS, L.P.

                                     By:  CLIPPER CAPITAL ASSOCIATES, L.P.
                                          its General Partner

                                     By:  CLIPPER CAPITAL ASSOCIATES, INC.
                                          its General Partner

                                     By:  /s/ Eugene P. Lynch
                                          ------------------------------------
                                          Name:  Eugene P. Lynch
                                          Title:  Treasurer & Secretary

                                     NATIONAL PARTNERS III, L.P.

                                     By:  CLIPPER CAPITAL ASSOCIATES, L.P.
                                          its General Partner

                                     By:  CLIPPER CAPITAL ASSOCIATES, INC.
                                          its General Partner

                                     By: /s/ Eugene P. Lynch
                                          ------------------------------------
                                          Name:  Eugene P. Lynch
                                          Title:  Treasurer & Secretary

                                     CLIPPER/MERCHANT I, L.P.

                                     By:  CLIPPER CAPITAL ASSOCIATES, L.P.
                                          its General Partner

                                     By:  CLIPPER CAPITAL ASSOCIATES, INC.
                                          its General Partner

                                     By:  /s/ Eugene P. Lynch
                                          ------------------------------------
                                          Name:  Eugene P. Lynch
                                          Title:  Treasurer & Secretary

                                     OLYMPUS PRIVATE PLACEMENT FUND, L.P.

                                     By:  OGP PARTNERS, L.P.
                                          its General Partner

                                     By:  /s/ Robert S. Morris
                                          ------------------------------------
                                          Name:  Robert S. Morris
                                          Title:  General Partner

                                     OLYMPUS GROWTH FUND II, L.P.

                                     By:  OGP II, L.P.
                                          its General Partner

                                     By:  LJM, L.L.C.

                                     By:  /s/ Louis J. Mischianti
                                          ------------------------------------
                                          Name:  Louis J. Mischianti
                                          Title:  Member

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------


Exhibits
--------
         Exhibit A                                            Escrow Agreement
         Exhibit B                                            Joinder Agreement
         Exhibit C                                            Success Bonus Participants

Company Schedules
-----------------

         Schedule 1.01(a)                                     Company "Knowledge" Individuals
         Schedule 3.02(a)                                     Investments in Non-Subsidiaries
         Schedule 4.02                                        Subsidiaries
         Schedule 4.03                                        Capitalization
         Schedule 4.04(b)                                     Authorization
         Schedule 4.05                                        No Violation
         Schedule 4.06                                        Approvals
         Schedule 4.07(b)                                     SEC Filings
         Schedule 4.07(c)                                     Financial Statements
         Schedule 4.07(d)                                     Capital Expenditures
         Schedule 4.08                                        Absence of Certain Transactions
         Schedule 4.09                                        Taxes
         Schedule 4.10                                        Litigation
         Schedule 4.11                                        Environmental
         Schedule 4.12                                        Title to Property
         Schedule 4.14                                        Contracts
         Schedule 4.15(a)                                     Employee and Labor Matters and Plans
         Schedule 4.15(b)                                     Employee Plans
         Schedule 4.15(d)                                     Funded Employee Plans
         Schedule 4.15(e)                                     Severance, etc.
         Schedule 4.16                                        Insurance Policies
         Schedule 4.17                                        Intellectual Property
         Schedule 4.20                                        Brokerage Fees
         Schedule 7.02(e)                                     Management Stockholder Agreements
         Schedule 7.03(c)                                     Key Executive Employment Agreements

Purchaser Schedules
-------------------

         Schedule 5.03                                        No Violation
         Schedule 5.04                                        Approvals
         Schedule 5.06                                        Brokerage Fees

Miscellaneous Schedules
-----------------------

         Schedule 6.01                                        Interim Operations
         Schedule 6.16                                        Stockholders' Agreement Term Sheet



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